EXECUTION VERSION

CUSIP No.: 89674JAK2

TERM LOAN AGREEMENT
Dated as of November 30, 2018
among
TRITON CONTAINER INTERNATIONAL LIMITED,
as the Borrower,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
The LENDERS from Time to Time Party Hereto,
PNC CAPITAL MARKETS LLC,
as Joint Lead Arranger and Bookrunner,
ING BELGIUM SA/NV, as Joint Lead Arranger and Co-Syndication Agent,
MUFG BANK, LTD., as Joint Lead Arranger and Co-Syndication Agent,
BANK OF AMERICA, N.A., as Co-Documentation Agent,
BRANCH BANKING AND TRUST COMPANY, as Co-Documentation Agent,
CREDIT INDUSTRIEL et COMMERCIAL, NEW YORK BRANCH, as Co-Documentation Agent,
DBS BANK LTD., as Co-Documentation Agent,
FIFTH THIRD BANK, as Co-Documentation Agent, and
WELLS FARGO BANK, N.A., as Co-Documentation Agent

SECTION 1.DEFINITIONS AND ACCOUNTING TERMS.    1
1.1Definitions    1
1.2Accounting Terms    25
1.3Other Interpretive Provisions    25
1.4Times of Day    26
SECTION 2.COMMITMENTS OF THE LENDERS.    26
2.1Commitments to Make Loans    26
2.2Loan Options    27
2.3Borrowing Procedures    27
2.4Continuation of LIBOR Rate Loans    27
2.5Maturity of Loans    28
2.6Obligations of Lenders Several    28
2.7Term Loan Facility    28
2.8Optional Increase in Term Loan Facility    28
SECTION 3.EVIDENCE OF LOANS.    30
SECTION 4.PRINCIPAL PAYMENT AMOUNTS, INTEREST AND FEES.    30
4.1Principal Payment Amounts    30
4.2Interest    30
4.3Default Interest    31
4.4Fees    31
4.5Method of Calculating Interest and Fees    31
SECTION 5.DEFAULTING LENDERS.    31
5.1Defaulting Lenders    31
SECTION 6.PAYMENTS, OFFSETS, PREPAYMENTS AND REDUCTION OR TERMINATION OF THE COMMITMENTS; BORROWING BASE.    32
6.1Payments Generally    32
6.2Prepayments    33
6.3Offset    34
6.4Proration of Payments    34
6.5Borrowing Base    35
SECTION 7.ADDITIONAL PROVISIONS RELATING TO EURODOLLAR RATE LOANS; CAPITAL ADEQUACY; TAXES.    36
7.1Increased Cost    36
7.2LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available; LIBOR Undesirable    37
7.3Indemnity    38
7.4Designation of a Different Lending Office    39
7.5Special Prepayment; Replacement of Lender    39
7.6Taxes    40
7.7Successor LIBOR Rate Index    44
SECTION 8.COLLATERAL.    45
SECTION 9.REPRESENTATIONS AND WARRANTIES.    46
9.1Existence    46
9.2Authorization; Validity and Enforceability    46
9.3No Conflicts    46
9.4No Default    47
9.5Insurance    47
9.6Litigation    47
9.7Title; Liens    47
9.8Subsidiaries    47
9.9Partnerships; Limited Liability Companies    47
9.10Purpose; Use of Proceeds    47
9.11Margin Regulations    47
9.12Compliance    48
9.13ERISA Compliance    48
9.14Environmental Matters    48
9.15Taxes    48
9.16Investment Company Act Representation    49
9.17Accuracy of Information    49
9.18Financial Statements    49
9.19No Material Adverse Effect    49
9.20Existing Indebtedness    49
9.21Solvency    49
9.22Anti-Terrorism Laws    49
9.23Valuation of Container Equipment Acquired from TALICC    49
9.24Anti-Corruption Laws    50
SECTION 10.BORROWER’S COVENANTS.    50
10.1Financial Statements and Other Reports    50
10.2Notices    51
10.3Existence    52
10.4Nature of Business    52
10.5Books, Records and Inspection Rights    52
10.6Insurance; Reports    53
10.7Maintenance of Property    53
10.8Taxes    53
10.9Compliance    53
10.10Merger, Purchase and Sale    54
10.11Restricted Payments    54
10.12Maximum Funded Debt Ratio    54
10.13Consolidated Tangible Net Worth    55
10.14Minimum Fixed Charge Coverage Ratio    55
10.15Interest Rate Agreements    55
10.16Indebtedness    55
10.17Liens    57
10.18Transactions with Borrower Related Parties    59
10.19Guaranties    59
10.20Negative Pledges, Restrictive Agreements, Etc.    60
10.21Use of Proceeds    60
10.22Designation of Unrestricted Subsidiaries    60
10.23Anti-Terrorism Laws; International Trade Law Compliance    60
10.24Fiscal Year    61
10.25Additional KYC Information    61
10.26Anti-Corruption Laws    61
SECTION 11.CONDITIONS TO CLOSING AND OF BORROWING.    61
11.1Conditions to Closing    61
SECTION 12.EVENTS OF DEFAULT AND REMEDIES.    64
12.1Events of Default    64
12.2Remedies    66
12.3Application of Proceeds of Collateral    67
SECTION 13.ADMINISTRATIVE AGENT.    67
13.1Appointment and Authority    67
13.2Rights as a Lender    68
13.3Exculpatory Provisions    68
13.4Reliance by Administrative Agent    69
13.5Delegation of Duties    69
13.6Resignation of Administrative Agent    69
13.7Non-Reliance on Administrative Agent and Other Lenders    70
13.8No Other Duties, Etc.    70
13.9Administrative Agent's Fee    70
13.10Authorization to Release Collateral    70
13.11No Reliance on Administrative Agent's Customer Identification Program    70
13.12Funding Reliance    71
SECTION 14.GENERAL.    72
14.1No Waiver; Cumulative Remedies; Enforcement    72
14.2Waivers and Amendments    72
14.3Notices    73
14.4USA Patriot Act Notice    75
14.5Expenses; Indemnity; Damage Waiver    75
14.6Governing Law; Entire Agreement    77
14.7Successors and Assigns    77
14.8Assignments by Lenders    77
14.9Register    80
14.10Participation    80
14.11Certain Pledges; Successors and Assigns Generally    81
14.12Survival    81
14.13Effectiveness of Agreement    81
14.14Severability    82
14.15Execution in Counterparts, Effectiveness, Etc.    82
14.16Investment    82
14.17Other Transactions    82
14.18Forum Selection and Consent to Jurisdiction    82
14.19Waiver of Jury Trial    83
14.20Treatment of Certain Information; Confidentiality    83
14.21Interest Rate Limitation    84
14.22Payments Set Aside    84
14.23No Advisory or Fiduciary Responsibility    85
14.24Appointment of Lead Arranger and Bookrunner; No Other Duties    85
14.25Acknowledgement and Consent to Bail-In of EEA Financial Institutions    85

SCHEDULES
Schedule I    Amounts of Commitments and Percentages of Lenders
Schedule II    Indebtedness Constituting Subordinated Funded Debt
Schedule 9.5    Insurance
Schedule 9.6    Litigation and Contingent Liabilities
Schedule 9.8    Subsidiaries
Schedule 9.9    Partnerships, Limited Liability Companies
Schedule 9.14    Environmental Matters
Schedule 9.20    Existing Indebtedness
Schedule 10.2    Addresses for Notices
Schedule 10.6    Insurance Requirements
Schedule 10.17    Liens
Schedule 10.18    Related Party Agreements
EXHIBITS
Exhibit A    Form of Note
Exhibit B    Form of Borrowing Base Certificate
Exhibit C    Form of Loan Request
Exhibit D    Form of Compliance Certificate
Exhibit E    Form of Assignment and Assumption
Exhibit F    Subordination Provisions Applicable to Subordinated Funded Debt
Exhibit G    Form of Optional Prepayment Notice

Exhibit H-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit H-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT, dated as of November 30, 2018, is among TRITON CONTAINER INTERNATIONAL LIMITED, an exempted company organized under the laws of Bermuda (the “Borrower”), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).
W I T N E S E T H:
WHEREAS, the Borrower is engaged in the owning and leasing of marine cargo containers and activities incidental thereto;
WHEREAS, the Borrower has requested that the Lenders provide a term loan facility and, subject to and upon the terms set forth herein, the Lenders are willing to make available to the Borrower the term loan facility set forth herein;
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
Section 1.DEFINITIONS AND ACCOUNTING TERMS.
1.1    Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement:
“Additional Lender” has the meaning set forth in Section 2.8(c).
“Administrative Agent” means PNC Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the office of the Administrative Agent specified as the “Administrative Agent’s Office” on Schedule 10.2.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Lender” has the meaning set forth in Section 7.5.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Entities” means Affiliates of the Borrower that are engaged in the secondary sale and/or leasing of Container Equipment.
“Aggregate Commitment Amount” means One Billion Dollars ($1,000,000,000), as such amount may be increased in accordance with Section 2.8 hereof.
“Agreement” means this Term Loan Agreement.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-bribery or anti-corruption laws or regulations administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries is located or conducts business.
“Anti-Terrorism Laws” means any laws rules or regulations relating to anti-terrorism, economic, financial sanctions programs and trade embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
“Applicable Margin” means, as applicable, (a) the percentage to be added to the Base Rate applicable to Base Rate Loans based on the S&P Rating then in effect as set forth in the pricing grid below under the heading “Base Rate Percentage” or (b) the percentage to be added to the LIBOR Rate applicable to LIBOR Rate Loans based on the S&P Rating then in effect as set forth in the pricing grid below under the heading “LIBOR Rate Percentage”.

If (i) there is no S&P Rating or (ii) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest percentage indicated therefor in the above table. Each change in the LIBOR Rate Percentage or the Base Rate Percentage, as applicable, resulting from a publicly announced change in such S&P Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.8(a)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2017 and the related consolidated statements of operations, stockholder’s equity and comprehensive income, and cash flows for the fiscal year ended December 31, 2017, including the notes thereto.
“Authorized Officer” means the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Federal Funds Open Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily LIBOR Rate, plus 1.00%, so long as Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. The Administrative Agent will give notice promptly to the Borrower and the Lenders of changes in the Base Rate.
“Base Rate Loan” means any Loan or portion thereof during any period in which it bears interest at a rate determined with reference to the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Book Value” means, with respect to Casualty Receivables at any time of determination, the book value thereof at such time as determined in accordance with GAAP consistently applied.
“Borrower” has the meaning set forth in the preamble.
“Borrower Related Party” means, for purposes of Section 10.18 only, any Person (other than a Restricted Subsidiary) (a) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Borrower, (b) which beneficially owns or holds five percent (5%) or more of the equity interest of the Borrower or (c) five percent or more of the equity interest of which is beneficially owned or held by the Borrower or a Restricted Subsidiary.
“Borrowing” means Loans made by all Lenders on the same Business Day and pursuant to the same Loan Request in accordance with Section 2.3 or 2.4 and any additional Loans made pursuant to Section 2.8.
“Borrowing Base” has the meaning set forth in Section 6.5.
“Borrowing Base Deficiency Date” has the meaning set forth in Section 6.2(a).
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, (i) the state where the Administrative Agent’s Office is located or (ii) New York, and, with respect to LIBOR Rate Loans, means any such day on which dealings in Dollar deposits are conducted by banks in the London interbank deposit market.
“Capital Stock”  means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
“Capitalized Lease” means any lease obligation for Rentals which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP.
“Capitalized Rentals” means, as of the date of any determination thereof, the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Borrower or any Restricted Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries.
“Casualty Loss” means, with respect to the Borrower’s SIA Container Equipment, any of the following: (a) such SIA Container Equipment is lost, stolen or destroyed; (b) such SIA Container Equipment is damaged beyond repair or permanently rendered unfit for use for any reason whatsoever; or (c) if such SIA Container Equipment is subject to a lease agreement, such SIA Container Equipment shall have been deemed under such lease agreement to have suffered a casualty loss.
“Casualty Receivables” means all rights of the Borrower to payment for SIA Container Equipment sold and all rights of the Borrower to payment in connection with a Casualty Loss.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events after the date hereof by which:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than forty percent (40%) of the total voting power of the Voting Stock of Triton Holdco (or, if applicable, a Successor Holding Company (as defined below); or
(b)at any time, the Borrower (or, in the case of a transaction permitted under Section 10.10, the Surviving Entity) ceases to be directly or indirectly wholly-owned by Triton Holdco (and, if applicable, a Successor Holding Company);
provided, that notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of Triton Holdco becoming a direct or indirect wholly owned subsidiary of a holding company if the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Triton Holdco’s voting stock immediately prior to that transaction (and such holders of Triton Holdco’s voting stock immediately prior to such transaction would not have otherwise caused a Change of Control) (such an entity, a “Successor Holding Company”).
“Closing Date” means the date this Agreement becomes effective pursuant to Section 11.1.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Closing Date, and any subsequent provisions of the Code, amendments thereto or substitutions therefor.
“Collateral” means “Collateral” as defined in the Security and Intercreditor Agreement.
“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent and secured party under the Security and Intercreditor Agreement (and its successors and permitted assigns in such capacity).
“Collateral Documents” means the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and any other collateral document, control agreement, instrument or agreement now or hereafter delivered pursuant to or in connection with any of the foregoing.
“Commercial Letter of Credit” means a commercial letter of credit which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of Container Equipment purchased by the Borrower in the ordinary course of the Borrower’s business.
“Commitment” means, for any Lender, such Lender’s commitment to make Loans under this Agreement. The amount of the Commitment of each Lender as of the Closing Date is set forth on Schedule I, and such amount may be adjusted by increases of the Commitments pursuant to assignments in accordance with Section 14.8.
“Commitment Increase” has the meaning set forth in Section 2.8(a).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Income” means the net income and net losses of the Borrower and its Restricted Subsidiaries determined in accordance with GAAP, including gains and losses on the sale of Container Equipment, but excluding (a) any gains or losses (net of applicable tax effect) on the disposition of capital assets other than Container Equipment, (b) any gains on sales or other dispositions of other Investments and any extraordinary or nonrecurring items of income to the extent that the aggregate of such gains and extraordinary or nonrecurring items exceeds the aggregate of losses on such sales or other dispositions and extraordinary or nonrecurring charges, (c) any non-cash gain or loss on any interest rate protection agreement or any similar hedging agreement resulting from the requirements of Financial Accounting Standard No. 133 or any similar accounting standard, (d) to the extent included in such net income or net losses, the Borrower’s share of net income and/or losses of Unrestricted Subsidiaries and (e) any non-cash compensation expense related to incentive or non-qualified stock options. Notwithstanding the foregoing, solely in respect of the period commencing April 1, 2016 and ending on the earlier of (a) the first anniversary of the Mergers and (b) September 30, 2017, up to a maximum aggregate cumulative amount of $65,000,000, “Consolidated Net Income” shall not include any adjustments, restructuring costs, non-recurring expenses, non-recurring fees, non-operating expenses, charges or other expenses (including legal, accounting and other transaction and advisory fees, severance, bonus and retention payments and non-cash compensation charges) made or incurred by the Borrower or its Restricted Subsidiaries in connection with the Mergers. The term “Mergers” as used herein shall have the meaning given in that certain Transaction Agreement, dated as of November 9, 2015, by and among the Borrower, Triton International Limited, Ocean Bermuda Sub Limited, Ocean Delaware Sub, Inc., and TAL International Group, Inc., as same may be amended, modified or supplemented from time to time by the parties thereto.
“Consolidated Net Income Available For Fixed Charges” means, for any period of determination, the sum, without duplication, of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining Consolidated Net Income, all provisions for any federal, state or other income taxes made by the Borrower and its Restricted Subsidiaries during such period, plus (c) cash distributions received by the Borrower from Unrestricted Subsidiaries (excluding cash distributions received by the Borrower directly or indirectly from TAL International Group, Inc. and each of its subsidiaries (including TAL International Container Corporation, TAL Finance III LLC, TAL Advantage V LLC and TAL Advantage VI LLC)) during such period, plus (d) to the extent deducted in determining Consolidated Net Income, all Fixed Charges during such period.
“Consolidated Net Tangible Assets” means, as of the date of any determination thereof, the total amount of all Tangible Assets of the Borrower and its Restricted Subsidiaries after deducting (a) Restricted Investments and (b) all current liabilities as determined in accordance with GAAP.
“Consolidated Tangible Net Worth” means, as of the date of any determination thereof, the consolidated stockholders’ equity of the Borrower and its Restricted Subsidiaries, as determined in accordance with GAAP (excluding any non-cash gain or loss on any interest rate protection agreement or similar hedging agreement resulting from the requirements of Financial Accounting Standard No. 133 or any similar accounting standard), plus all outstanding preferred stock of the Borrower and accrued but unpaid dividends thereon, less the sum, without duplication, of (a) all Intangible Assets of the Borrower and its Restricted Subsidiaries and (b) Restricted Investments.
“Container Equipment” means intermodal dry van and special purpose cargo containers, (including any generator sets or cooling units used with refrigerated containers, and any related spare parts, and any substitutions, additions or replacements for, to or of any such associated generator sets, gps units and refrigeration units) and all special purpose containers, open top containers, flat rack containers, bulk containers, cellular palletwide containers, rolltrailers and all other types of special containers and tank containers.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means (a) the Borrower, each of Borrower’s Subsidiaries, all pledgors of Collateral, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Current Debt” means, with respect to any Person as of the date of any determination, (a) all Indebtedness of such Person for money borrowed or that has been incurred in connection with the acquisition of assets, in each case other than Funded Debt, and (b) all Guarantee Liabilities of such Person with respect to Indebtedness of other Persons of the types described in clause (a).
“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.
“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means, subject to Section 5.1, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.1) upon delivery of written notice of such determination to the Borrower and each Lender.
“Disqualified Person” means, on any date, (a) any marine container or chassis leasing company or their respective subsidiaries, any other Person 30% or more of the issued and outstanding equity securities of which are owned by a Disqualified Person, or any other Person that is a competitor of the Borrower or any of its Subsidiaries and has been designated by the Borrower as a “Disqualified Person” by written notice to the Administrative Agent and the Lenders and (b) any Affiliate of any Person described in clause (a) above; provided that “Disqualified Person” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Person” by written notice delivered to the Administrative Agent from time to time.
“Dollars” and the sign “$” means lawful money of the United States.
“DQ List” has the meaning set forth in Section 14.8(b)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (w) a Defaulting Lender, (x) the Borrower, (y) any of the Borrower’s Affiliates or Subsidiaries or (z) a Disqualified Person.
“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means TCI and any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower of any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower of any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.
“Event of Default” means any of the events described in Section 12.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect on the Closing Date.
“Excluded Collateral” has the meaning given to such term in the Security and Intercreditor Agreement or, if not defined therein, means “Excluded Property” as defined therein.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 7.5) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 7.6(g), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 7.6(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Facility Usage” means, at any time of determination, the sum of the aggregate principal balances of the Loans outstanding at such time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Open Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.
“Fee Letter” means the fee letter agreement, dated November 30, 2018, between the Borrower and the Administrative Agent.
“Finance Lease” means any lease under which the Borrower, as lessor, leases Container Equipment to a lessee and which provides revenue to the Borrower and with respect to which the related Container Equipment is not included as an asset on the books of the Borrower in accordance with GAAP.
“Fixed Charges” means, for the Borrower and its Restricted Subsidiaries on a consolidated basis for any period, the sum of all: (a) interest expense for borrowed money, (b) imputed interest expense on Capitalized Leases, (c) operating rental obligations other than those related to Container Equipment (net of sublease rental income) and (d) operating rental expense on operating leases of Container Equipment.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Debt” of any Person means, without duplication, (a) all Funded Indebtedness, (b) all Capitalized Rentals, (c) all Guarantee Liabilities relating to Funded Debt of others, (d) all Guarantee Liabilities relating to the obligations of Unrestricted Subsidiaries and (e) the present value of all Long Term Lease obligations (such present value to be calculated using a discount rate equal to the sum of (i) the Base Rate then in effect plus (ii) 1.00%).
“Funded Debt Ratio” means the ratio of Total Debt to an amount equal to the sum of (x) Consolidated Tangible Net Worth plus (y) Borrower’s deferred income related to sales of Container Equipment to Subsidiaries as recorded on Borrower’s balance sheet (determined in accordance with GAAP consistently applied).
“Funded Indebtedness” means, as of any date, Indebtedness that matures more than one year after such date or which is renewable, extendible or refundable at the option of the obligor for a period or periods of more than one year after such date, but shall not include any portion of the principal of any such Indebtedness that is payable within one year after such date.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Guarantee Liability” of any Person means any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Guarantee Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.
“Increase Effective Date” see Section 2.8(d).
“Indebtedness” of any Person means, without duplication, all obligations of such Person which in accordance with GAAP shall be classified upon the balance sheet of such Person as liabilities of such Person, and in any event shall include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals, (e) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) obligations of such Person upon which interest charges are customarily paid, (g) obligations of such Person issued or assumed as the deferred purchase price of property or services and (h) obligations of such Person, actual or contingent, as an account party in respect of letters of credit and bankers’ acceptances (other than any such obligations in respect of undrawn amounts under letters of credit in respect of trade payables); provided that trade payables, deferred rental income, repair service provision, deferred taxes, taxes payable, payroll expenses and other accrued expenses incurred in the ordinary course of business shall not constitute Indebtedness.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
“Indemnitee” has the meaning set forth in Section 14.5.
“Intangible Assets” means, with respect to any Person, all intangible assets of such Person and shall include unamortized debt discount and expense, unamortized deferred charges and goodwill.
“Intercreditor Collateral Agreement” means the Amended and Restated Intercreditor Collateral Agreement dated as of November 1, 2006 among, inter alia, TCI, the Borrower and Wells Fargo Bank, National Association.
“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest at the LIBOR Rate. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such LIBOR Rate Loan, which shall be (i) the Closing Date if the Borrower is requesting a LIBOR Rate Loan, or (ii) the date of renewal of or conversion to the LIBOR Rate Loan if the Borrower is renewing or converting to LIBOR Rate Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of a LIBOR Rate Loan that would end after the Maturity Date.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement intended to protect the Borrower against fluctuations in the rate of interest on its Indebtedness for borrowed money.
“Investment” means any investment, made in cash or by delivery of any kind of property or asset, in any Person, whether by acquisition of shares of stock or similar interest, Indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise; provided that notwithstanding the foregoing, for purposes of calculating the financial covenants under this Agreement, Finance Leases are not considered “Investments”.
“IRS” means the United States Internal Revenue Service.
“ISP98” means the rules of the International Standby Practices (ICC Publication Number 590) as in effect from time to time.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Official Body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Official Body, in each case whether or not having the force of law.
“Lender” means the financial institutions named on Schedule I hereto and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.
“Lending Office” means, as to the Administrative Agent or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.
“Lessee” means a Person that is leasing or renting Container Equipment owned by the Borrower or any Restricted Subsidiary.
“Letter of Credit” means a Commercial Letter of Credit.
“Letter of Credit Outstandings” means, as of any date of determination, the sum of (a) the aggregate maximum stated amount at such time which is available to be drawn under outstanding Letters of Credit for which the Borrower is the account party and (b) the aggregate amount of all payments on account of drawings under outstanding Letters of Credit for which the Borrower is the account party that has not been reimbursed by the Borrower. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Liabilities” means, without duplication, all obligations of the Borrower to the Administrative Agent, the Collateral Agent or any Lender under this Agreement, the Notes, the Collateral Documents, any Interest Rate Agreement or any other Loan Document, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.
“LIBOR Rate” means, for any Interest Period with respect to the Loans to which the LIBOR Rate applies, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards to the nearest 1/100 of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. Notwithstanding the foregoing, if the LIBOR Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“LIBOR Rate Loan” means any Loan that bears interest at a rate determined with reference to the LIBOR Rate.
“LIBOR Reserve Percentage” means as of any day the maximum effective percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding or in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“LIBOR Termination Date” has the meaning set forth in Section 7.7(a).
“Lien” means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capitalized Lease.
“Loan” has the meaning set forth in Section 2.1(a) and includes any additional loan made pursuant to Section 2.8.
“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Fee Letter, any Loan Request and any other document, instrument or agreement at any time executed and delivered pursuant to or in connection with any of the foregoing.
“Loan Related Taxes” has the meaning set forth in Section 7.6.
“Loan Request” has the meaning set forth in Section 2.3(a).
“Long Term Lease” means any lease of real or personal property (other than a Capitalized Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of five years or more.
“Majority Lenders” means, as of any date of determination, Lenders having an aggregate Percentage of more than 50%; provided that the Commitment of, and the aggregate outstanding amount of all Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Management Agreement” means any agreement, program, contract or arrangement by which the Borrower is paid a fee for managing container equipment owned by a third party.
“Material Adverse Effect” means a material adverse effect upon (a) the business, financial condition, operations or properties of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the Collateral Agent’s Lien on or ability to realize the value of any Collateral or (c) the Borrower’s ability to pay when due and/or perform its Liabilities under this Agreement or any other applicable Loan Document.
“Maturity Date” means the earlier to occur of (i) November 30, 2023 and (ii) the date on which the Liabilities have been declared payable in accordance with the provisions of Section 12.2 hereof.
“Month” means, with respect to an Interest Period for any LIBOR Rate Loan, the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
“Multiemployer Plan.” An employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Net Book Value” means with respect to the Borrower’s Container Equipment at any time of determination the book value thereof at such time (determined in accordance with GAAP consistently applied).
“Note” means a promissory note made by the Borrower in favor of a Lender substantially in the form of Exhibit A.
“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Permitted Liens” means “Permitted Liens” as such term is defined in the Security and Intercreditor Agreement or, if not defined therein, means each of the following:
(a)liens for current taxes, assessments or other governmental charges or levies imposed on Borrower, its income or any of its properties, franchises or assets not delinquent or being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained;
(b)carriers’, warehousemen’s,     repairmen’s, and other like statutory liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days after the sooner of receipt of notice thereof or Actual Knowledge thereof by Borrower or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained;
(c)liens, charges, encumbrances and priority claims incidental to the conduct of Borrower’s business (including warehousemen’s and attorneys’ liens and statutory landlords’ liens) and deposits, pledges or liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money or other incurrence of debt, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained;
(d)minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Borrower and its Subsidiaries;
(e)pledges or deposits for the purpose of securing a stay or discharge in the course of any legal proceedings provided that the aggregate amount of all such pledges and deposits at any one time outstanding shall not exceed $100,000,000;
(f)the leasehold interest of the lessees under any lease agreement;
(g)the liens referred to in Section 2.1(b) of the Intercreditor Collateral Agreement (provided that Debtor performs its obligations contained in such section);
(h)banker’s liens and like liens of set-off in favor of any Triton Lender or Secured Party (as such terms are defined in the Security and Intercreditor Agreement); and
(i)Liens not otherwise permitted by the preceding clauses (a) through (h), inclusive, which are otherwise not prohibited by any of the Triton Debt Agreements (as such term is defined in the Security and Intercreditor Agreement).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 7.5).
“Participant” has the meaning set forth in Section 14.10.
“Payment Date” means (a) with respect to any Base Rate Loan, the last Business Day of each month, and (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such LIBOR Rate Loan is a part and, in the case of a Borrowing of a LIBOR Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Borrower or any ERISA Affiliate may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
“Percentage” means, with respect to any Lender, the percentage which such Lender’s Commitment is of the Aggregate Commitment Amount (or, if the Commitments have terminated, the percentage which such Lender’s Loans is of the aggregate principal amount of all outstanding Loans).
“Permitted Business” means the purchase, operation, management, administration, storage, leasing, financing and sale of equipment and other capital assets which are used in connection with the intermodal transportation of freight by containers and related assets and any activities that are substantially similar, related, complementary, ancillary or incidental thereto. Such equipment and other capital assets shall include, without limitation, intermodal containers, containers, port equipment, harbor vessels, trucks, cranes and other equipment and other capital assets used in connection with the container related transportation of freight. The logistics business, management services business, the purchase and resale business, the static storage business, the finance lease business and all other businesses and activities engaged in by the Borrower or its Subsidiaries or Affiliates on the Closing Date, and any activities that are substantially similar, related, complementary, ancillary or incidental thereto or extensions thereof, are also deemed to be a Permitted Business.
“Permitted Investments” means Investments in any of the following:
(a)direct obligations of the United States or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America;
(b)corporate obligations of “AA” quality or better maturing within one year;
(c)commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of acquisition;
(d)demand deposits, time deposits or certificates of deposit issued by (i) any United States commercial bank, the United States branch of any foreign bank, any United Kingdom commercial bank or HSBC Bank Bermuda Limited, in each case so long as such bank has capital and surplus of not less than the equivalent of $50,000,000 or (ii) any commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition;
(e)money market or mutual funds (i) whose investments are limited to those types of investments described in clauses (a)‑(d) above or (ii) listed on the National Association of Insurance Commissioners Class 1 list;
(f)preferred stock Investments or any state, local or municipal obligations, in each case rated “AA” or better; and
(g)investments made under cash management agreements with any other Lenders.
“Permitted Liens” means Liens permitted under Section 10.17.
“Permitted Transaction” Any of the following transactions; provided that immediately prior to and after consummation of such transaction, the Borrower shall be in compliance with Section 6.5:
(a)any lease agreement in the ordinary course of business;
(b)any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into the Borrower (so long as the Borrower is the surviving corporation of such merger, consolidation, dissolution or liquidation);
(c)any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into any other Restricted Subsidiary of the Borrower;
(d)any sale, assignment, transfer, conveyance or other disposition of assets by any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower;
(e)any disposition of used, obsolete, uneconomic, worn-out or surplus assets of the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(f)any sale, assignment, transfer, conveyance or other disposition by the Borrower or any Restricted Subsidiary of the Borrower of Container Equipment or other assets to their respective Lessees in the ordinary course of business pursuant to (A) a Finance Lease that is originated in the ordinary course of business, (B) a purchase option contained in any lease agreement with such Lessee that was originated in the ordinary course of business or (C) any other arm’s length transaction with a Person that is not an Affiliate of the Borrower entered into in the ordinary course of business;
(g)any transaction pursuant to which the Borrower and/or any of its Restricted Subsidiaries sells, conveys or otherwise transfers, or grants a security interest in, containers, leases and other related assets to a special purpose vehicle or any other Person in connection with a securitization; and
(h)any other sale or disposition by the Borrower or any Restricted Subsidiary of the Borrower of Container Equipment or other assets that will result in net sales proceeds (after deducting any costs incurred in connection with each such sale) of not less than the sum of the net book values, determined in accordance with GAAP, of the Container Equipment or other assets that were sold.
“Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof or other entity.
“PNC Bank” means PNC Bank, National Association, and its successors.
“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
“Principal Payment Amount” means, for each Principal Payment Date, Twenty Million Dollars ($20,000,000), subject to (i) adjustment pursuant to Section 6.2(c)(iii) and (ii) increase pursuant to Section 2.8.
“Principal Payment Date” means (i) the last Business Day of each of March, June, September and December, commencing on March 29, 2019 and (ii) the Maturity Date.
“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Register” has the meaning set forth in Section 14.9.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisor of such Person and such Person’s Affiliates.
“Remaining Lenders” has the meaning set forth in Section 7.5.
“Rentals” means all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, utilities, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage lease” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.
“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Reportable Event” means any of the events set forth in Section 4043 of ERISA, other than event for which the thirty (30) day notice period has been waived.
“Restricted Investments” means the total of (a) the amount of the Borrower’s Investments in any Unrestricted Subsidiary as shown on the most recent consolidating balance sheet of the Borrower delivered pursuant to Section 10.1, excluding, for purposes of determining the amount of any Investment in any Person, any non-cash gain or loss on any interest rate protection agreement or any similar hedging agreement entered into by such Person resulting from the requirements of Financial Accounting Standard No. 133 or any similar accounting standard, plus (b) the excess, if any, of the amount of all other Investments of the Borrower not included in clause (a) as shown on such balance sheet (other than Permitted Investments), over 25% of the then current Consolidated Tangible Net Worth. For purposes of clause (b) above, the original amount of any Investment in a general partnership interest in any general or limited partnership shall be deemed to be the aggregate amount of such partnership’s actual and contingent liabilities, as determined in accordance with GAAP.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests, or on account of any return of capital to such Person’s shareholders, partner or members (or the equivalent Persons thereof).
“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.
“S&P” means S&P Global Ratings.
“S&P Rating” means, at any time, the rating assigned by S&P to the senior secured debt of the Borrower and then in effect.
“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (c) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (d) a Person that is specifically targeted by any other relevant sanctions authority of a jurisdiction in which the Borrower or any of its Subsidiaries conduct business, (e) (i) an agency of the government of, or an organization controlled by, a Sanctioned Country, to the extent such agency or organization is subject to a sanctions program administered by OFAC, or (ii) a Person located, organized or resident in a Sanctioned Country, to the extent such Person is subject to a sanctions program administered under any Anti-Terrorism Law or (f) a Person controlled by any such Person set forth in clauses (a) through (e) above.
“Security and Intercreditor Agreement” means the Security and Intercreditor Agreement, dated as of September 30, 1989, among the Borrower, the Collateral Agent and such other Persons as may be party thereto from time to time.
“Senior Funded Debt” means Funded Debt of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis eliminating intercompany items), excluding all Subordinated Funded Debt.
“SIA Container Equipment” means Container Equipment other than Container Equipment in which a security interest has been granted to a Person which is not a party to the Security and Intercreditor Agreement.
“Simultaneous Holder” has the meaning set forth in Section 10.16.
“Subordinated Funded Debt” means (a) the Indebtedness described on Schedule II and (b) any other Funded Indebtedness of the Borrower or its Restricted Subsidiaries that is subordinated in right of payment to the Loans and the other Liabilities and (i)(A) that is established pursuant to a subordination agreement containing subordination provisions substantially in the form of Exhibit F, (B) that has a final stated maturity of at least five years after the date of incurrence thereof and (C) with respect to which the Majority Lenders have not otherwise reasonably objected, by notice to the Borrower in writing or by telephone promptly confirmed in writing by the Administrative Agent (together with a statement explaining any such objection), within 15 days of receipt by the Administrative Agent (who shall promptly provide such notice to the Lenders) of notice from the Borrower of the proposed issuance of such Subordinated Funded Debt, which notice shall be accompanied by a copy of the proposed subordination agreement and credit agreement relating to such new issue in substantially final form or (ii) as the Majority Lenders shall otherwise consent. Notwithstanding the foregoing, Funded Indebtedness of the Borrower or its Restricted Subsidiaries that at issuance constituted Subordinated Funded Debt shall no longer constitute Subordinated Funded Debt if after the Closing Date (x) the subordination provisions thereof are no longer substantially in the form thereof at issuance or (y) the subordination or credit agreement related thereto is amended so as to grant additional rights to any subordinated lender or (z) other provisions thereof are amended so as to cause such Indebtedness to cease to comply with clause (b)(i)(B) of the first sentence of this definition, unless the Majority Lenders shall otherwise consent.
“Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of a Person which is a corporation, (b) the capital, membership or profits interest of a Person which is a limited liability company, partnership, joint venture or similar entity, or (c) the beneficial interest of a Person which is a trust, association or other unincorporated organization.
“Superior Debt” has the meaning set forth in Section 10.16.
“TALICC” means TAL International Container Corporation, a corporation organized under the laws of the State of Delaware.
“Tangible Assets” means, as of the date of any determination thereof, the total amount of all assets of the Borrower and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting Intangible Assets, all determined in accordance with GAAP.
“Taxes” with respect to any Person means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body upon such Person, its income or any of its properties, franchises or assets.
“TCI” means Triton Container Investments LLC, a Nevada limited liability company.
“TCIL Credit Agreement” means the Ninth Restated and Amended Credit Agreement, dated as of April 15, 2016, among the Borrower, various financial institutions and Bank of America, N.A., as administrative agent.
“Termination Event” with respect to any Pension Plan means (a) the institution by the Borrower, the PBGC or any other Person of steps to terminate such Pension Plan, (b) the occurrence of a Reportable Event with respect to such plan which the Majority Lenders reasonably believe may be a basis for the PBGC to institute steps to terminate such Pension Plan or (c) the withdrawal from such Pension Plan (or deemed withdrawal under section 4062(f) of ERISA) by the Borrower or any ERISA Affiliate if the Borrower or such ERISA Affiliate is a substantial employer within the meaning of section 4063 of ERISA.
“Total Debt” means the sum of (a) Total Senior Debt plus (b) Subordinated Funded Debt.
“Total Senior Debt” means the sum of (a) Senior Funded Debt plus (b) all Current Debt of the Borrower and its Restricted Subsidiaries.
“Trade Date” has the meaning set forth in Section 14.8(b)(i).
“Triton Holdco” means Triton International Limited (an exempted company incorporated with limited liability under the laws of Bermuda).
“Type” means, relative to any Borrowing or Loan, the characterization thereof as a LIBOR Rate Loan or a Base Rate Loan.
“United States” and “U.S.” mean the United States of America.
“Unmatured Event of Default” means an event or condition which with the lapse of time or giving of notice to the Borrower, or both, would constitute an Event of Default.
“Unrestricted Subsidiary” means (a) any Subsidiary identified as an “Unrestricted Subsidiary” in Schedule 9.8 and (b) any Subsidiary that is designated by the Borrower as an “Unrestricted Subsidiary” in accordance with the procedures set forth in Section 10.22.
“Unsecured Senior Funded Debt” means Senior Funded Debt which is not secured by any security interest, pledge, mortgage or other Lien.
“Unsecured Vendor Debt” means unsecured purchase money Indebtedness not constituting Funded Indebtedness.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 7.6(e)(ii)(B)(4).
“Voting Stock” means, with respect to any Person, any Security (as such term is defined in Section 2(1) of the Securities Act of 1933, as in effect on the Closing Date) of any class or classes of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions) of such Person.
“Wholly-owned” when used in connection with any Subsidiary means a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ and alternate directors’ qualifying shares) or partnership interests, as the case may be, and all Indebtedness for borrowed money shall be owned by the Borrower and/or one or more of its Wholly-owned Subsidiaries.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.3    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
(c)    Any reference to a “fiscal quarter” or a “fiscal year” means, respectively, a fiscal quarter or fiscal year of the Borrower and its Subsidiaries.
(d)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.4    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time zone (daylight or standard, as applicable).
SECTION 2.    COMMITMENTS OF THE LENDERS.
Subject to the terms and conditions of this Agreement, each Lender, severally but not jointly, agrees to make Loans, as described in this Section 2.
2.1    Commitments to Make Loans.
(a)    Each Lender, severally but not jointly, agrees to make a single term loan to the Borrower (collectively the “Loans” and each individually a “Loan”) on the Closing Date, in the amount that the Borrower may request up to, but not exceeding such Lender’s Commitment; provided that (A) the Facility Usage shall not at any time exceed the Borrowing Base and (B) the sum of the Loans advanced by the Lenders under this Section 2.1 shall not exceed the Aggregate Commitment Amount.
(b)    All Loans shall be made by the Lenders on a pro rata basis, calculated for each Lender based on its Percentage.
2.2    Loan Options. Each Loan shall be a LIBOR Rate Loan or a Base Rate Loan, as selected by the Borrower. During any period that any Event of Default or Unmatured Event of Default exists, the Borrower shall no longer have the option of electing LIBOR Rate Loans, and during such period all Loans shall be automatically converted to (on the last day of the Interest Period therefor) Base Rate Loans only, it being understood, however, that the foregoing shall not be construed to waive, amend or modify any right or power of the Lenders and the Administrative Agent hereunder, including all rights to terminate the Commitments and declare the Loans immediately due and payable.
2.3    Borrowing Procedures.
(a)    Loan Requests. The Borrower shall give the Administrative Agent notice by (x) telephone (promptly confirmed in writing substantially in the form of Exhibit C (a “Loan Request”)) or (y) by delivering a Loan Request, not later than 11:00 a.m. at least (i) three (3) Business Days (or such later date agreed to by the Administrative Agent and Majority Lenders) prior to the Closing Date or, in the case of a continuation or conversion, the continuation or conversion date, as applicable, in the instance of a Borrowing of LIBOR Rate Loans (or continuation or conversion, as applicable) or (ii) one (1) Business Day prior to the Closing Date in the instance of a Borrowing of Base Rate Loans, of each requested Borrowing, and the Administrative Agent shall promptly advise each Lender thereof. Each notice from the Borrower to the Administrative Agent shall specify (i) the aggregate amount of the Borrowing requested (or continued or converted, as applicable), (ii) the Type of Loans being borrowed, continued or converted, as applicable, and (iii) if such Borrowing, continuation or conversion is of LIBOR Rate Loans, the Interest Period with respect thereto (subject to the limitations set forth in the definition of Interest Period). Any notice not specifying the Type of Borrowing shall be deemed a request for a Borrowing of LIBOR Rate Loans.
(b)    Funding of Administrative Agent. Not later than 11:00 a.m. on the Closing Date, each Lender shall provide the Administrative Agent at the Administrative Agent’s Office (or such other place as the Administrative Agent shall designate from time to time) with immediately available funds covering such Lender’s Percentage of such Borrowing and the Administrative Agent shall pay over such funds to the Borrower upon the Administrative Agent’s receipt of the documents, if any, required under Section 11 with respect to such Loan and provided all of the conditions precedent to the funding of the requested Loans have been satisfied.
2.4    Continuation of LIBOR Rate Loans. Subject to Section 2.2, each LIBOR Rate Loan shall automatically continue as a LIBOR Rate Loan on the last day of the current Interest Period for such LIBOR Rate Loan for an Interest Period of equivalent duration, unless paid in full on such last day, or unless one or more of the conditions in Section 7.2 are in effect, in which case such LIBOR Rate Loan shall convert into a Base Rate Loan, to begin on the last day of such current Interest Period. Each continuation of LIBOR Rate Loans shall be pro rated among the applicable outstanding Loans of all Lenders.
2.5    Maturity of Loans. Unless required to be sooner paid pursuant to the other provisions of this Agreement, the Loans shall mature and be due and payable in full on the Maturity Date.
2.6    Obligations of Lenders Several. The obligations of each Lender hereunder to make its Loan and to make payments pursuant to this Agreement are several and not joint. The failure of any Lender to make its Loan or to make any payment under this Agreement on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under this Agreement
2.7    Term Loan Facility. The credit facility evidenced by this Agreement is a term loan facility. Accordingly, the Borrower will not have the right to reborrow any amounts repaid or prepaid to the Lenders in accordance with the terms of this Agreement.
2.8    Optional Increase in Term Loan Facility.
(a)    The Borrower may at any time, and from time to time, after the Closing Date, by a written notice to the Administrative Agent (which shall promptly notify the Lenders), request that the Aggregate Commitment Amount be increased (a “Commitment Increase”) by an amount (in aggregate for all such requests) not to exceed Two Hundred Million Dollars ($200,000,000) and each such Commitment Increase shall be in the minimum amount of Twenty Million Dollars ($20,000,000). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify (i) the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders) and (ii) the amortization schedule of the additional Loan made pursuant to this Section 2.8. The additional Loan will amortize at the same annual rate of amortization as the initial Loan that is in effect when the additional Loan is funded. Such annual rate of amortization on the initial Loan will be calculated by comparing the annual aggregate scheduled principal payments of the initial Loan to the unpaid principal balance of such initial Loan at the time the additional Loan is funded.
(b)    Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than or less than its applicable Percentage of such requested increase. Any Lender that fails to respond within such time period shall be deemed to have declined to increase its Commitment.
(c)    The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned), the Borrower may also invite one or more Eligible Assignees to become parties hereto as Lenders (each an “Additional Lender”).
(d)    If the Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    As a condition precedent to any Commitment Increase:
(i)    the Borrower shall deliver to the Administrative Agent a certificate signed by an Authorized Officer of the Borrower dated as of the Increase Effective Date, stating that: (A) the representations and warranties contained in Section 9 are true and correct on and as of such Increase Effective Date, before and after giving effect to the Commitment Increase, as though made on and as of such Increase Effective Date, (B) no Material Adverse Effect has occurred since the date of the financial statements most-recently delivered pursuant to Section 10.1(a), (C) no Unmatured Event of Default or Event of Default exists before or after giving effect to such additional Loan and (D) the Borrower shall be in pro forma compliance with all covenants set forth in Sections 10.12, 10.13 and 10.14 hereof; and
(ii)    on or before such Increase Effective Date, the Administrative Agent shall have received, for further distribution to each Lender (including each Additional Lender) a joinder agreement dated as of such Increase Effective Date from each Additional Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent.
(f)    On each Increase Effective Date, upon fulfillment of the conditions set forth in Section 2.8(e), (i) the Administrative Agent shall notify the Lenders (including each Additional Lender) and the Borrower of the occurrence of the Commitment Increase to be effected on such Increase Effective Date, (ii) each applicable Additional Lender shall become a party to this Agreement with the rights and obligations of a “Lender” hereunder, (iii) the Administrative Agent shall record in the Register the relevant information with respect to each Additional Lender on such date and (iv) Schedule I shall be deemed amended to reflect the applicable Commitment Increase. Each Additional Lender shall, before 11:00 a.m. on the Increase Effective Date, make available for the account of its applicable lending office to the Administrative Agent at the Administrative Agent’s Office, in same day funds, an aggregate amount to be distributed to the other Lenders for the account of their respective applicable lending offices such that, after giving effect to such distribution, each Lender has a ratable share (calculated based on its Commitment as a percentage of the Aggregate Commitment Amount after giving effect to such Commitment Increase) of the Loans. The Principal Payment Amounts for each Payment Date shall be increased to reflect this Commitment Increase as necessary based on the amortization schedule provided by the Borrower pursuant to Section 2.8(a). The Borrower acknowledges that, in order to maintain the Loans in accordance with each Lender’s ratable share thereof, a reallocation of the Commitments as a result of a non-pro rata increase in the Aggregate Commitment Amount may require prepayment of all or portions of the Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 6.2).
SECTION 3.    EVIDENCE OF LOANS.
(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Liabilities. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(b)    Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type and amount of each of its Loans, the Interest Period therefor (if applicable) and payments with respect thereto.
SECTION 4.    PRINCIPAL PAYMENT AMOUNTS, INTEREST AND FEES.
4.1    Principal Payment Amounts. On each Principal Payment Date during the term of this Loan Agreement, the Borrower shall repay the Loans in an amount equal to the Principal Payment Amount. The aggregate principal balances of the Loans, together with accrued interest thereon and all other amounts owed by the Borrower pursuant to the terms of the Loan Documents, shall be payable in full on the earlier to occur of (i) the scheduled Maturity Date and (ii) the date on which the Liabilities have been declared payable in accordance with the provisions of Section 12.2 hereto.
4.2    Interest. Subject to Section 4.3,
(a)    Base Rate Loans. The unpaid principal of the Base Rate Loans shall bear interest prior to maturity at a rate per annum equal to the sum of (i) the Base Rate in effect from time to time plus (ii) the Applicable Margin in effect from time to time, payable on each Payment Date and at maturity.
(b)    LIBOR Rate Loans. The unpaid principal of the LIBOR Rate Loans shall bear interest prior to maturity at a rate per annum equal to the sum of (i) the LIBOR Rate in effect for each applicable Interest Period plus (ii) the Applicable Margin in effect from time to time, payable on each Payment Date and at maturity.
(c)    Maximum Interest Rate. The amount of interest charged on the Loans shall be subject to the provisions of Section 14.21 hereto.
4.3    Default Interest. The Borrower shall pay interest on any amount of principal of any Loan which is not paid when due, whether at stated maturity, by acceleration or otherwise, after as well as before judgment, accruing from the date such amount shall have become due to the date of payment thereof in full at the Default Rate. Interest after maturity shall be payable on demand.
4.4    Fees. The Borrower shall pay to the Administrative Agent and the Lenders, for their own respective accounts, the fees described in the Fee Letter.
4.5    Method of Calculating Interest and Fees. Interest calculated based on the Prime Rate shall be computed on the basis of a year consisting of 365 or 366 days, as the case may be, and paid for actual days elapsed, calculated as to each applicable period from the first day thereof to the last day thereof. All other interest and fees shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each applicable period from the first day thereof to the last day thereof.
SECTION 5.    DEFAULTING LENDERS.
5.1    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Majority Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 6.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or at a time when the conditions specified in Section 11.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, owed to, such Defaulting Lender until such time as all Loans to Non-Defaulting Lenders are in proportion to its Percentage. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 6.    PAYMENTS, OFFSETS, PREPAYMENTS AND REDUCTION OR TERMINATION OF THE COMMITMENTS; BORROWING BASE.
6.1    Payments Generally. Except as otherwise specified in this Agreement, all payments hereunder (including payments with respect to the Loans) shall be made without setoff or counterclaim and shall be made in coin or currency of the United States which at the time of payment shall be legal tender for the payment of public and private debts in immediately available funds by the Borrower to the Administrative Agent for the account of the Lenders, pro rata according to the unpaid principal amounts of the Loans held by them. All such payments shall be made to the Administrative Agent, prior to 1:00 p.m. on the date due at the Administrative Agent’s Office or at such other place as may be designated by the Administrative Agent to the Borrower in writing. Any payment received after 1:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly remit in immediately available funds to each Lender its share of all such payments received by the Administrative Agent for the account of such Lender. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest or any fees. For purposes of the imposition of any tax (other than taxes on net income and franchises), levy, charge or withholding of any nature or any variation thereof or any penalty with respect to the maintenance or fulfillment of the Borrower’s obligations under this Agreement, whether directly or by such being imposed on or suffered by the Administrative Agent, any Lender or the Collateral Agent, all payments hereunder shall be made by the Borrower from sources within the United States. Any payments or prepayments to be applied to the outstanding amount of any Loans shall be applied to the Loans held by the Lenders that are not Defaulting Lenders ratably (based upon the outstanding amount of all Loans held by all Lenders that are not Defaulting Lenders) until each Lender (including any Defaulting Lender) has its Percentage of all of the outstanding amount of the Loans, and the balance, if any, of such payments or prepayments shall be applied to the Loans of all Lenders in accordance with their respective Percentages.
6.2    Prepayments.
(a)    Mandatory. If the Facility Usage exceeds the Borrowing Base (for the sake of clarity, such a condition shall exist (A) on the date (the “Borrowing Base Deficiency Date”) that the Borrowing Base Certificate is delivered by the Borrower to the Administrative Agent pursuant to Section 10.1(f) if such Borrowing Base Certificate shall indicate that, as of the computation date thereof, the Facility Usage exceeded the Borrowing Base, and (B) only if the Borrower shall not have cured such deficiency prior to such Borrowing Base Deficiency Date), the Borrower shall, within 30 days after such Borrowing Base Deficiency Date, make a mandatory prepayment, without premium or penalty, except as may be required pursuant to Section 7.3, to the Administrative Agent in an amount sufficient to eliminate such excess.
(b)    Optional.
(i)    General Prepayments. The Borrower may from time to time (subject to the notice and minimum prepayment provisions set forth in this clause (i)), upon prior written notice, in the form attached as Exhibit G hereto, received by the Administrative Agent (which shall promptly advise each Lender thereof, in any case not later than one Business Day after the Administrative Agent has received the notice) at least three (3) Business Days prior to any prepayment of LIBOR Rate Loans and one (1) Business Day prior to any prepayment of Base Rate Loans, prepay the principal of the Loans in whole or in part without premium or penalty; provided that (x) any partial prepayment of principal pursuant to this clause (b)(i) shall be in a minimum amount of $500,000 and (y) any prepayment of a LIBOR Rate Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 7.3.
(ii)    Special Prepayments. The Borrower may from time to time prepay without premium or penalty, except as provided in Section 7.3, any Loan pursuant to the provisions of Section 7.5. Any prepayment of the principal of the Loans pursuant to this clause (b)(ii) shall include accrued interest to the date of prepayment on the principal amount being prepaid.
(c)    Prepayments Generally; Application.
(i)    Any prepayment pursuant to Section 6.2(a) or 6.2(b) above shall be applied to such Loans as the Borrower shall direct or, in the absence of such direction: first, to any LIBOR Rate Loan with an Interest Period ending on the date of such prepayment, second, to any Base Rate Loans outstanding on such date, and third, to such other Loans as the Administrative Agent may reasonably determine.
(ii)    Each prepayment under this Section 6.2 shall be made together with accrued interest and any additional amount which is payable pursuant to Section 7.1, Section 7.3 or otherwise hereunder.
(iii)    Each prepayment under this Section 6.2 shall be applied to reduce all remaining scheduled Principal Payment Amounts (including the Principal Payment Amount due on the Maturity Date) by a fraction, stated as a percentage, the numerator of which is the amount of such prepayment and the denominator of which is equal to the aggregate unpaid principal balance of all Loans immediately prior to such prepayment.
(iv)    The Borrower shall promptly confirm in writing any telephonic notice of prepayment in writing. The Administrative Agent will promptly notify each Lender of its receipt of any notice of a prepayment and of the amount of such Lender’s prepayment, in any case at the latest one Business Day after the Administrative Agent has received notice thereof.
(v)    For the avoidance of doubt, no prepayment of any portion of the principal balances of the Loans may be reborrowed by the Borrower.
6.3    Offset. In addition to and not in limitation of all rights of offset that any Lender may have under applicable law, each Lender shall, upon the occurrence of any Event of Default described in Section 12.1 or any Unmatured Event of Default described in Section 12.1(c), have the right to appropriate and apply to the payment of the Liabilities owing to it (whether or not due) any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with such Lender or any Affiliate thereof, and each such Affiliate is hereby irrevocably authorized to permit such setoff, provided that any such appropriation and application shall be subject to the provisions of Section 6.4.
6.4    Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of any Loan in excess of its pro rata share of payments and other recoveries obtained by all Lenders on account of all Loans (including after giving effect to the loss of any payment or recovery by any other Lender), such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery pro rata with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender which is required to restore such purchase price shall pay its pro rata share of such interest. The Borrower agrees that any Lender so purchasing a participation from the other Lenders under this Section 6.4 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off pursuant to Section 6.3) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
6.5    Borrowing Base. The borrowing base (the “Borrowing Base”) as of any date shall be an amount equal to the lesser of (I) $1,000,000,000 (as such amount may be increased in accordance with Section 2.8 hereof) and (II) the total of:
(a)    the sum of:
(i)    the product of (1) 80% and (2) the net investment of the Borrower in Finance Leases of SIA Container Equipment as recorded on the Borrower’s balance sheet (determined in accordance with GAAP consistently applied);
(ii)    without duplication of the SIA Container Equipment included in clause (i) above, the product of (1) 83.33% and (2) the result of (x) the Net Book Value of the Borrower’s (not including any Subsidiary’s) SIA Container Equipment (not including the Net Book Value, if any, of (A) any lost, stolen or destroyed SIA Container Equipment to the extent the Net Book Value thereof (calculated as though not lost, stolen or destroyed) exceeds $250,000, and such SIA Container Equipment has been off-hire and no longer billed to a lessee for a period in excess of 90 days, and (B) any spare parts comprising any portion of SIA Container Equipment) minus (y) Unsecured Vendor Debt and trade payables incurred in connection with the acquisition of such SIA Container Equipment; and
(iii)    the product of (1) 80%, and (2) the Book Value (net of reserves in accordance with GAAP) of Casualty Receivables which are outstanding for 120 days or less (excluding Casualty Receivables from Affiliated Entities in excess of $5,000,000 in the aggregate);
minus
(b)    the sum of:
(i)    the current portion of Subordinated Funded Debt (including accrued and unpaid interest);
(ii)    the product of (1) 20% and (2) the Letter of Credit Outstandings;
(iii)    the outstanding principal amount of Total Senior Debt (other than Indebtedness hereunder) secured by (x) Finance Leases of SIA Container Equipment, (y) SIA Container Equipment and/or (z) Casualty Receivables; and
(iv)    accrued and unpaid interest on Total Senior Debt secured by (x) Finance Leases of SIA Container Equipment, (y) SIA Container Equipment and/or (z) Casualty Receivables;
in each case, calculated in accordance with GAAP.
The Borrowing Base shall be set forth (showing all calculations) in a Borrowing Base Certificate duly executed and delivered by an Authorized Officer. Any Borrowing Base Certificate delivered pursuant to Section 10.1(d) or 11.1(j) shall remain effective until delivery of a new Borrowing Base Certificate pursuant to Section 10.1(d); provided that in connection with any request for loans under the TCIL Credit Agreement, the Borrower may submit an interim updated Borrowing Base Certificate showing the effect that the use of the proceeds of such loans will have on item (a)(ii)(y), (b)(i), (b)(ii) or (b)(iii) of the definition of “Borrowing Base”, it being understood that to the extent necessary, such interim Borrowing Base Certificate may be prepared by the Borrower using good faith reasonable estimates of the information contained therein. Any such updated interim Borrowing Base Certificate shall include a representation by an Authorized Officer that (x) the proceeds of such Loans (or the relevant portion thereof) will be used to pay Indebtedness of the type described in such item (a)(ii)(y), (b)(i), (b)(ii) or (b)(iii) and (y) to the extent necessary, such Borrowing Base Certificate was prepared using the Borrower’s good faith reasonable estimates of the information contained therein. At no time shall the Facility Usage exceed the current Borrowing Base as shown on the most recently delivered Borrowing Base Certificate.
SECTION 7.    ADDITIONAL PROVISIONS RELATING TO EURODOLLAR RATE LOANS; CAPITAL ADEQUACY; TAXES.
7.1    Increased Cost.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
7.2    LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available; LIBOR Undesirable.
(a)    Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:
(i)    adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or
(ii)    a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, then the Administrative Agent shall have the rights specified in Section 7.2(c).
(b)    Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:
(i)    the making, maintenance or funding of any Loan to which the LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or
(ii)    such LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
(iii)    after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which the LIBOR Rate applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 7.2(c).
(c)    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 7.2 (a) above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 7.2 (b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Subject to Section 7.7, upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Loan shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 7.2(a) and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Loan and such interest rate election has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of such Loan as a Base Rate Loan. If any Lender notifies the Administrative Agent of a determination under Section 7.2(b), the Borrower shall, subject to the Borrower’s indemnification obligations under Section 7.3, as to any LIBOR Rate Loan of the Lender applies, on the date specified in such notice either convert such LIBOR Rate Loan to a Base Rate Loan otherwise available with respect to such Loan or prepay such Loan in accordance with Section 6.2. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to a Base Rate Loan otherwise available with respect to such Loan upon such specified date.
7.3    Indemnity. The Borrower will indemnify each Lender against any loss or expense which such Lender may sustain or incur, including any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain a Loan, due to (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) any payment or prepayment (including any prepayment pursuant to Section 7.3 or 7.5) of any LIBOR Rate Loan on a date other than the last day of the Interest Period for such Loan, (c) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 7.5, or (d) any failure to convert a LIBOR Rate Loan into a Base Rate Loan if required hereunder. If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower, in writing, of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
7.4    Designation of a Different Lending Office. If any Lender requests compensation under Section 7.1, or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 7.6, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7.1 or Section 7.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
7.5    Special Prepayment; Replacement of Lender. If any Lender makes any demand for payment of any amount pursuant to Sections 7.1, 7.2 or 7.6, gives any notice pursuant to Section 7.2 or 7.3 or is a Defaulting Lender (any such Lender, an “Affected Lender”), then the Borrower may, with the prior written consent of the Administrative Agent, either (i) reduce or terminate the Commitments of such Affected Lender and immediately prepay the applicable outstanding Liabilities owed to such Affected Lender (or all outstanding Liabilities owed to such Affected Lender in the case of a termination) so that, after giving effect to such prepayment, such Affected Lender has a pro rata share (based on its revised Percentage after giving effect to such reduction) of the outstanding Loans, together with all accrued and unpaid interest thereon, and/or (ii) cause such Affected Lender to assign its Commitments, its Loans and its interest in this Agreement and the other Loan Documents to one or more other Eligible Assignees (any such assignee, together with all Lenders other than such Affected Lender, the “Remaining Lenders”) selected by the Borrower and acceptable to the Administrative Agent. Any assignment made pursuant to clause (ii) above shall be in accordance with Section 14.8 (but without giving effect to any provision of such Section which restricts the minimum or maximum amount which is permitted to be assigned). Any Affected Lender that is replaced pursuant to clause (ii) of this Section 7.5 shall be entitled to receive (x) from such Eligible Assignees to which its Commitments and Loans are assigned, its pro rata share (based on its Percentage prior to giving effect to such assignment) of the outstanding Loans and (y) from the Borrower, all accrued and unpaid interest thereon, any other outstanding Liabilities owed to such Lender (to the extent not paid pursuant to the immediately preceding clause (x)), and any additional amount which is payable pursuant to Section 7.1 or otherwise hereunder.
If any reduction or termination of any Affected Lender’s Commitment is made pursuant to clause (i) above, then (A) the Aggregate Commitment Amount shall be reduced by an amount equal to the aggregate amount of the Commitment so reduced or terminated, and (B) each Remaining Lender’s (and, in the case of a reduction, such Affected Lender’s) share or percentage of the Aggregate Commitment Amount, as so reduced, shall be deemed proportionately adjusted; it being understood that the amount of any Lender’s Commitment (as opposed to any Lender’s share or percentage of the Aggregate Commitment Amount) shall not at any time be increased without the consent of such Lender.
7.6    Taxes.
(a)    FATCA. For purposes of this Section 7.6, the term “applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding of Indemnified Taxes has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.6) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding of Indemnified Taxes been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.6) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.8 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 7.6(e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 7.6 the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 7.6.(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(1)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(2)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
a.    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
b.    executed originals of IRS Form W-8ECI;
c.    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or
d.    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(3)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(4)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 7.6 (including by the payment of additional amounts pursuant to this Section 7.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 7.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 7.6 (h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 7.6 (h)), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 7.6 (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 7.6 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
7.7    Successor LIBOR Rate Index.
1.If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 7.2(a) have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 7.2(a) have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Borrower) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.
2.The Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 14.2), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the fifth (5th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Administrative Agent receives, on or before such fifth (5th) Business Day, a written notice from the Majority Lenders stating that such Lenders object to such amendment.
3.Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index.
4.Until an amendment reflecting a new replacement index in accordance with this Section 7.7 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Loans shall automatically be converted to a Base Rate Loan until such time as an amendment reflecting a replacement index and related matters as described above is implemented.
5.Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
SECTION 8.    COLLATERAL.
To secure the full and prompt payment when due, and the prompt performance, of all of the Liabilities, the Borrower hereby grants to the Collateral Agent, for the benefit of the Lenders and the Administrative Agent, pursuant to the Collateral Documents, a security interest, mortgage and lien upon the assets described as Collateral in the Security and Intercreditor Agreement. The Borrower agrees that it will at its sole expense (a) with or without any request by the Administrative Agent, immediately deliver or cause to be delivered to the Collateral Agent, in due form for transfer (i.e., endorsed in blank or accompanied by duly executed blank stock or bond powers), all securities, chattel paper, instruments and documents of title, if any, at any time representing all or any of the Collateral, and (b) upon request of the Administrative Agent or the Collateral Agent furnish or cause to be furnished to the Collateral Agent, in due form for filing or recording the same in all public offices deemed necessary or appropriate by the Administrative Agent or the Collateral Agent, as the case may be, such collateral documents, assignments, security agreements, mortgages, deeds of trust, pledge agreements, consents, waivers, financing statements, stock or bond powers, and other documents, and amendments thereto and do such other acts and things, all as the Administrative Agent or the Collateral Agent may from time to time request to establish and maintain, to the satisfaction of the Administrative Agent and the Collateral Agent and in favor of the Collateral Agent for the benefit of the Administrative Agent and the Lenders, a valid perfected lien or mortgage on and security interest in all Collateral (free of all other liens, claims and rights of third parties whatsoever other than Permitted Liens).
SECTION 9.    REPRESENTATIONS AND WARRANTIES.
To induce the Administrative Agent and the Lenders to enter into this Agreement and make Loans, the Borrower represents and warrants as of the Closing Date that:
9.1    Existence. The Borrower and all of its corporate Restricted Subsidiaries are duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its organization except where the failure to be so duly organized, validly existing and in good standing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Borrower and all of its Subsidiaries are each in good standing (or its equivalent) and are duly qualified to do business in each jurisdiction where, because of the nature of their respective activities or properties, failure to be in such good standing or so qualified would have a Material Adverse Effect.
9.2    Authorization; Validity and Enforceability.
(a)The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and the borrowing hereunder, and the granting of any security interest provided for in the Loan Documents, do not and will not require any consent or approval of any Official Body, stockholder or any other Person, which has not already been obtained.. The Borrower has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(b)The Security and Intercreditor Agreement is effective to create in favor of the Collateral Agent a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. The Borrower has filed all financing statements and other filings in the appropriate office therefor and has taken all other action required in the United States and Bermuda to create a perfected security interest in the Collateral to the extent a security interest may be perfected by filing a financing statement (other than a fixture filing) under the Uniform Commercial Code. Upon the execution and delivery of the Supplemental Agreement to be delivered pursuant to Section 11.1(f), the Administrative Agent and the Lenders party to the Supplemental Agreement will be entitled to the benefit of the Collateral Agent’s security interest in the Collateral in accordance with the Collateral Documents.
9.3    No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, the Notes, the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement and the other Loan Documents to which it is a party do not and will not present a material conflict with, or constitute a material breach of, or default under (a) any provision of law, (b) the memorandum of association or bye-laws of the Borrower, (c) any material agreement or instrument binding upon the Borrower or (d) any court or administrative order or decree applicable to the Borrower, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, other than Liens arising pursuant to the Security and Intercreditor Agreement or the Intercreditor Collateral Agreement.
9.4    No Default. No Unmatured Event of Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions consummated by this Agreement or any other Loan Document.
9.5    Insurance. Schedule 9.5 is a complete and accurate, in all material respects, description of the property, casualty and liability insurance maintained by the Borrower as of the Closing Date. The certificates or copies of policies evidencing the Borrower’s insurance coverage, which have been furnished to the Administrative Agent and which are referenced in Schedule 9.5, are complete and accurate in all material respects.
9.6    Litigation. Except as disclosed on Schedule 9.6, there are no actions, suits, proceedings or investigations pending or, to the Borrower’s knowledge, threatened in writing with respect to (a) any Loan Document or (b) any other matter as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
9.7    Title; Liens. The Borrower and its Restricted Subsidiaries have good, legal and marketable title to each of their respective assets, and none of such assets is subject to any Lien, except for Permitted Liens. No financing statement (other than any which may have been filed on behalf of the Collateral Agent or in connection with any Permitted Lien) covering any of the Collateral is on file in any public office.
9.8    Subsidiaries. As of the Closing Date, (a) the Borrower has no Subsidiaries except as listed on Schedule 9.8, (b) the Borrower and its Subsidiaries own the percentage of its Subsidiaries as set forth on Schedule 9.8 and (c) Schedule 9.8 identifies each Subsidiary that is an Unrestricted Subsidiary of the Borrower on the Closing Date. All equity interests in each Subsidiary have been validly issued, are fully paid and are non-assessable.
9.9    Partnerships; Limited Liability Companies. As of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries is a partner, member or joint venturer in any partnership, limited liability company or joint venture other than the partnerships, limited liability companies and joint ventures, if any, listed on Schedule 9.9.
9.10    Purpose; Use of Proceeds. The proceeds of the Loans will be used by the Borrower for its working capital, for the refinancing of existing Indebtedness, for its purchase of Container Equipment and for general corporate purposes (including the payment of dividends to its stockholders).
9.11    Margin Regulations. The Borrower and its Subsidiaries are not engaged in the business of purchasing or selling “margin stock”, as such term is defined in Regulation U of the FRB, or extending credit to others for the purpose of purchasing or carrying margin stock and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or for any other purpose which would violate any of Regulation T, U or X of the FRB.
9.12    Compliance. The Borrower and its Restricted Subsidiaries are in compliance with all statutes and governmental rules and regulations applicable to them, their businesses and properties, except for any noncompliance which is not reasonably likely to have a Material Adverse Effect.
(a)    No Covered Entity (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order No. 13224 or (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2.
(b)    Each Covered Entity is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).
9.13    ERISA Compliance. The Borrower and each ERISA Affiliate are each in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to each Pension Plan and Multiemployer Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of the Borrower or any ERISA Affiliate in excess of $20,000,000. The present value of all benefit liabilities under each Pension Plan (based on the assumptions used for purposes of ASC 715) did not, as of the last annual valuation date applicable thereto, exceed by more than $15,000,000 the fair market value of the assets of such Pension Plan, and the present value of all benefit liabilities of all underfunded Pension Plans (based on the assumptions used for purposes of ASC 715) did not, as of the last annual valuation date applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Pension Plans.
9.14    Environmental Matters. The Borrower, to the best of its knowledge, is and has been in compliance with applicable Environmental Laws except as disclosed on Schedule 9.14; provided that such matters so disclosed could not in the aggregate result in a Material Adverse Effect.
9.15    Taxes. Each of the Borrower and each of its Restricted Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, (a) as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP have been maintained; or (b) the amount of which is not material. As of the date of this Agreement, the Borrower is not aware of any proposed assessment against the Borrower or any of its Restricted Subsidiaries for additional Taxes which might be material to the Borrower and its Restricted Subsidiaries taken as a whole.
9.16    Investment Company Act Representation. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.
9.17    Accuracy of Information. All factual information, other than financial projections, heretofore or contemporaneously furnished by the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by the Borrower to the Administrative Agent or any Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.
9.18    Financial Statements. The Audited Financial Statements, copies of which have been furnished to the Lenders, have been prepared in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year end period and present fairly, in all material respects, the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments and the absence of footnotes.
9.19    No Material Adverse Effect. Since the date of the Audited Financial Statements, there has been no material adverse change in the financial condition of the Borrower and its Subsidiaries taken as a whole.
9.20    Existing Indebtedness. Schedule 9.20 sets forth all material Current Debt, Funded Debt, Capitalized Leases and Long Term Leases of the Borrower and its Restricted Subsidiaries as of the Closing Date (exclusive of Indebtedness pursuant to the Loan Documents), in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective borrower and any other entity which guarantees such debt.
9.21    Solvency. On the Closing Date and after giving effect to the Loans hereunder, the Borrower is Solvent.
9.22    Anti-Terrorism Laws. (i) No Covered Entity is a Sanctioned Person, and (ii) no Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law, (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law. The Borrower and its Subsidiaries have conducted their business in compliance with all Anti-Terrorism Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
9.23    Valuation of Container Equipment Acquired from TALICC. For purposes of calculation of the Borrowing Base, Container Equipment acquired by the Borrower from TALICC and other Subsidiaries of TALICC substantially concurrently with the Closing Date is valued at the book value thereof, immediately prior to such transfer.
9.24    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their business in compliance with all Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
SECTION 10.    BORROWER’S COVENANTS.
From the date of this Agreement and thereafter until the expiration or termination of the Commitments and until the Loans and other Liabilities are paid and performed in full, the Borrower agrees that, unless at any time the Majority Lenders shall otherwise expressly consent in writing, it will perform and fulfill its obligations set forth in this Section 10.
10.1    Financial Statements and Other Reports. The Borrower will furnish or will cause to be furnished to the Administrative Agent and each of the Lenders:
(a)    Annual Audit Reports. Within 120 days after the end of each fiscal year, a copy of the annual audit report of the Borrower and its Subsidiaries prepared on a consolidated basis in conformity with GAAP and certified, without qualification, by independent certified public accountants of recognized national standing. Such annual audit report shall contain a consolidating schedule showing the consolidated balance sheets of the Borrower and its Restricted Subsidiaries as of the end of such fiscal year, and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail, to the effect that such statements fairly present in all material respects the consolidated financial conditions of the Borrower as of the dates indicated and the results of its consolidated operations and changes in financial positions for the period indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); provided, however, that any such “going concern” qualification that is specifically related to the upcoming maturity of the Loans shall not cause a breach under the provisions of this Section 10.1(a);
(b)    Quarterly Financial Statements. Within 60 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), a copy of the unaudited financial statements of the Borrower and its Subsidiaries for such fiscal quarter prepared on a consolidated and consolidating basis in conformity with GAAP (subject to year-end audit adjustments and the absence of footnotes). Such financial statements shall contain consolidated and consolidating balance sheets as of the end of such fiscal quarter and related consolidated and consolidating statements of (i) income for the fiscal quarter then ended and the fiscal year through that date and (ii) stockholders' equity and cash flows for the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by an Authorized Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year;
(c)    Officer’s Certificate and Report. Together with the financial statements furnished by the Borrower under the preceding clauses (a) and (b), a Compliance Certificate signed by an Authorized Officer dated the date of delivery of such financial statements; provided that with respect to any financial ratios and restrictions contained in this Section 10, the certification contained in the applicable Compliance Certificate shall be effective only as of the date of such financial statements;
(d)    Borrowing Base Certificate. Within 15 Business Days after the end of each month (and, to the extent reasonably practicable, at any other time upon the reasonable request by the Administrative Agent on behalf of the Majority Lenders), a Borrowing Base Certificate executed by an Authorized Officer as of the end of such month (or as of such other requested date with respect to any interim Borrowing Base Certificate), it being understood that any such interim Borrowing Base Certificate may, to the extent necessary, be prepared by the Borrower using good faith reasonable estimates of the information contained therein;
(e)    Container Equipment Reports. Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 10.1(a) and 10.1(b) above, a Container Equipment report containing the following information: (i) a separate listing of the number and types of Container Equipment owned, rented, leased or managed by the Borrower, (ii) their aggregate Net Book Value, (iii) a separate listing of the Borrower's ten (10) largest customers to date, as measured by Net Book Value of Container Equipment, and (iv) their aggregate original cost (or upon the Administrative Agent’s request during the existence of an Event of Default or Unmatured Event of Default, a detailed report with respect to each unit of Container Equipment then owned by the Borrower and subject to a Long Term Lease its (w) serial or other identifying number, (x) in-service date, (y) Net Book Value (including totals thereof), and (z) original cost (including totals thereof)); it being understood that, unless reasonably requested by the Majority Lenders with reasonable notice, such reports shall be limited to all Revenue Generating Equipment (as defined in the Security and Intercreditor Agreement or, if such term is not defined therein, “Containers” as defined therein) constituting Collateral then owned by the Borrower; together with monthly utilization rate with respect to such Container Equipment in form and detail satisfactory to the Administrative Agent;
(f)    S&P Rating. Promptly each announcement by S&P of any change in the S&P Rating; and
(g)    Requested Information. Promptly from time to time, such other financial data and reports concerning the Borrower or the Collateral (including accountants management letters) as the Administrative Agent or any Lender may reasonably request and which is readily available to the Borrower.
10.2    Notices. The Borrower will notify the Lenders in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:
(a)    Default. The occurrence of an Event of Default or an Unmatured Event of Default;
(b)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which is material to the Borrower and its Subsidiaries taken as a whole and which, if adversely determined, would constitute a Material Adverse Effect;
(c)    ERISA Compliance. Any ERISA Event;
(d)    Change of Address. Any change in the address or location of the principal office of the Borrower from its address set forth on Schedule 10.2;
(e)    Change of Jurisdiction of Organization or Chief Executive Office. Any change in the jurisdiction in which the Borrower is organized or any change in the location of the chief executive office of the Borrower;
(f)    Other Events. From time to time, such other information or documents (financial or otherwise) in the form utilized by the Borrower in its own operations with respect to the Collateral and/or the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request and which is reasonably available to the Borrower; and
(g)    Beneficial Ownership. Any change in the information provided in the Beneficial Ownership Certification that would result in the information provided in such certification to not be true and correct in all material respects.
(h)    Governmental Investigations. The filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Official Body against or affecting the Borrower or any Affiliate thereof in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect.
10.3    Existence. Except as otherwise permitted under Section 10.10, the Borrower will maintain and preserve and cause each Restricted Subsidiary to maintain and preserve, its existence as a limited liability company, partnership or corporation, as the case may be, and keep in force and effect all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time.
10.4    Nature of Business. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business; provided that the Borrower and its Restricted Subsidiaries may engage in a business other than a Permitted Business if at least ninety-five percent (95%) of the consolidated assets of the Borrower and its Restricted Subsidiaries are held in connection with Permitted Businesses.
10.5    Books, Records and Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with GAAP and which conform in all material respects to all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. At the expense of the Borrower, the Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders to visit and inspect, under guidance of officers of Borrower or its Restricted Subsidiary, any of the properties of the Borrower or its Restricted Subsidiaries, and to examine and make copies of the books of account of the Borrower or its Restricted Subsidiaries and discuss the affairs, finances and accounts of the Borrower or its Restricted Subsidiaries with, and be advised as to the same by, its and its officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (during regular working hours) and to such reasonable extent as the Administrative Agent or a Lender may reasonably request; provided, however, (i) any such visit and inspection shall not materially interfere with the conduct of the business of the Borrower and (ii) that unless an Event of Default shall have occurred and then be continuing at the time of such inspection, the Borrower shall be required to reimburse the Administrative Agent, the Lenders, and their respective officers and designated representatives for costs and expenses incurred in connection with such inspections only once during any twelve month period.
10.6    Insurance; Reports. The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably satisfactory to the Administrative Agent. The Borrower shall comply with the covenants and provide the endorsement set forth on Schedule 10.6 relating to property and related insurance policies covering the Collateral.
10.7    Maintenance of Property. The Borrower will maintain, preserve and keep, and cause each Restricted Subsidiary to maintain, preserve and keep, in good repair, working order and condition all of those properties useful or necessary to its business, and from time to time make, and cause each Restricted Subsidiary to make, all necessary and proper repairs, renewals or replacements thereof, ordinary wear and tear excepted, and excepting disposal of obsolete or damaged equipment.
10.8    Taxes. The Borrower will pay, and cause each Restricted Subsidiary to pay, when due, all of its Taxes, except such Taxes (a) as are being contested in good faith and by appropriate proceedings and as to which the Borrower or such Restricted Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP; or (b) the amount of which is not material.
10.9    Compliance. The Borrower will comply, and cause each Restricted Subsidiary to comply, with all statutes and governmental rules and regulations applicable to it, its businesses and its properties, including all Environmental Laws, the failure to comply with which would have a Material Adverse Effect.
10.10    Merger, Purchase and Sale. Except in connection with a Permitted Transaction, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, convey or otherwise dispose of) all, or substantially all, of the assets of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis for the Borrower and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety, to any Person unless:
(a)the Borrower or a Restricted Subsidiary, if the Borrower has been consolidated or merged with or into such Restricted Subsidiary, shall be the surviving or continuing corporation (the “Surviving Entity”);
(b)immediately after giving effect to such transaction (i) no Unmatured Event of Default or Event of Default shall have occurred or be continuing, (ii) at least eighty-five percent (85%) of the consolidated assets of the Surviving Entity and its Restricted Subsidiaries shall be held in connection with Permitted Businesses and (iii) the Borrower is in compliance with the Borrowing Base; and
(c)in connection with any such sale, assignment, transfer, lease, conveyance or other disposition, the Collateral continues to be secured in the manner and with the priority (subject to any permitted encumbrances) required by the Loan Documents, and the Administrative Agent shall receive for the Lenders such documents and legal opinions, including, without limitation, “know your customer” documents and legal opinions as to the consummation and legal effect of the merger, as the Administrative Agent may reasonably request.
Upon any consolidation, combination or merger or any transfer of all or substantially all of the Borrower’s assets to a Restricted Subsidiary in accordance with the foregoing, in which Borrower is not the Surviving Entity, such Restricted Subsidiary as the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Agreement with the same effect as if the Surviving Entity had been named as such.
10.11    Restricted Payments. The Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless immediately prior to giving effect to such Restricted Payment and after giving effect thereto, (A) the Borrower shall be in pro forma compliance with the covenants set forth in Sections 10.12, 10.13 and 10.14, (B) no Unmatured Event of Default or Event of Default specified in clause (a) or (b) of Section 12.1 shall have occurred or be continuing and (C) no Unmatured Event of Default or Event of Default specified in Section 12.1(e) (and that is not otherwise addressed in clause (A) above) shall have occurred or be continuing which could reasonably be expected to have a Material Adverse Effect.
10.12    Maximum Funded Debt Ratio. The Borrower will not at any time permit the Funded Debt Ratio to exceed 4.0 to 1.0 (unless such ratio is amended or otherwise modified under the TCIL Credit Agreement to 4.25 to 1.0 or a less restrictive level, in which case the required level pursuant to this Section 10.12 will be 4.25 to 1.0).
10.13    Consolidated Tangible Net Worth. The Borrower will not at any time permit the sum of (a) Consolidated Tangible Net Worth and (b) the Borrower’s Investments (excluding Borrower’s direct or indirect Investments in TAL International Group, Inc. and each of its subsidiaries (including TAL International Container Corporation, TAL Finance III LLC, TAL Advantage V LLC and TAL Advantage VI LLC)) in Unrestricted Subsidiaries (calculated as set forth in the definition of “Restricted Investments”) to be less than Eight Hundred and Fifty Five Million Dollars ($855,000,000).
10.14    Minimum Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of (a) Consolidated Net Income Available for Fixed Charges to (b) Fixed Charges, determined on the last day of each fiscal quarter for the period of six consecutive fiscal quarters then ending, to be less than 1.25 to 1.0 (unless such ratio is amended or otherwise modified under the TCIL Credit Agreement to 1.15 to 1.0 or a less restrictive level, in which case the required level pursuant to this Section 10.14 will be 1.15 to 1.0).
10.15    Interest Rate Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Interest Rate Agreement other than in the ordinary course of business as a bona fide hedging transaction (and not for speculation).
10.16    Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur or permit to exist any Indebtedness, except:
(a)    Indebtedness under the terms of this Agreement;
(b)    Subordinated Funded Debt;
(c)    Indebtedness now or hereafter incurred in connection with (i) Permitted Liens (including for the avoidance of doubt, the incurrence of additional Indebtedness secured by Permitted Liens so long as no Event of Default or Unmatured Event of Default would arise as a result of such incurrence) or (ii) obligations and liabilities permitted by Section 10.19;
(d)    Unsecured Senior Funded Debt;
(e)    Indebtedness reflected in the Audited Financial Statements;
(f)    Unsecured Vendor Debt;
(g)    unsecured senior Indebtedness not constituting Funded Indebtedness, and not otherwise permitted pursuant to clauses (a) through (f) above, provided that the maximum amount of Indebtedness permitted by this clause (g) shall at no time exceed 5% of Consolidated Tangible Net Worth, and such Indebtedness shall not be otherwise prohibited under this Agreement;
(h)    Indebtedness consisting of guaranty agreements by the Borrower or a Restricted Subsidiary in respect of Indebtedness of the Borrower or another Restricted Subsidiary otherwise permitted hereunder
(i)    Permitted Investments constituting Indebtedness;
(j)    Indebtedness of a Restricted Subsidiary assumed in connection with any acquisition of any business, Restricted Subsidiary or assets on or after the Closing Date in a manner not prohibited by this Agreement and not created in contemplation of such transaction;
(k)    Indebtedness of the Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, deferred compensation and similar obligations in connection with the acquisition or disposition of any business, Restricted Subsidiary or assets prior to the Closing Date or in a manner not prohibited by this Agreement on or after the Closing Date, or from letters of credit, surety bonds or performance bonds securing any obligation of the Borrower or any such Restricted Subsidiary, pursuant to such agreement;
(l)    Intercompany Indebtedness of Borrower or a Restricted Subsidiary for so long as such Indebtedness is held by Borrower or a Restricted Subsidiary of Borrower;
(m)    Indebtedness of the Borrower, or of any of its Restricted Subsidiaries, represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, (i) in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, (ii) in order to provide security for any trade, contractual or payment obligations of the Borrower or Restricted Subsidiary, or (iii) issued or incurred for such other purposes as are related to the ordinary course of business of the Borrower or such Restricted Subsidiary; provided, however, that the aggregate amount of outstanding Indebtedness permitted pursuant to the provisions of this clause (iii) shall not exceed $20,000,000;
(n)    Indebtedness or obligations in connection with the acquisition of containers or other assets, in each case, that are not Collateral, by Borrower or its Restricted Subsidiaries;
(o)    Obligations in respect of performance, bid, surety and appeal bonds and completion guarantees or obligations of a similar nature provided by Borrower or any Subsidiary in the ordinary course of business;
(p)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;
(q)    Endorsements for collection, deposit or negotiation and warranties of products and services, in each case, incurred in the ordinary course of business;
(r)    Indebtedness of Borrower or of a Subsidiary of the Borrower set forth on Schedule 9.20 as in effect on the Closing Date;
(s)    other Indebtedness approved in writing by the Majority Lenders;
provided that no Indebtedness otherwise permitted under clause (b), (d), (f), (g), (m) or (n) shall be permitted if, immediately after giving effect to the incurrence thereof, (A) an Event of Default or Unmatured Event of Default shall exist or (B) the Borrower is not in compliance with the Borrowing Base. In no event, however (subject to the next sentence), shall any Indebtedness which is senior in right of payment to Subordinated Funded Debt (“Superior Debt”) be issued to any holder of Subordinated Funded Debt, or vice versa, if the aggregate amount of Superior Debt held by a holder of Subordinated Funded Debt (a “Simultaneous Holder”) would exceed 33-1/3% of the total amount of Superior Debt then outstanding (after giving effect to such issuance). Anything in the immediately preceding sentence to the contrary notwithstanding, none of the holders of the Subordinated Funded Debt listed on Schedule II hereto shall be deemed a Simultaneous Holder by virtue of such Subordinated Funded Debt, provided that upon the issuance of any additional Superior Debt to any of such holders while any Subordinated Funded Debt is held by it, each such holder shall be deemed a Simultaneous Holder for purposes of the immediately preceding sentence and all Superior Debt held by it shall be considered in determining the Borrower’s compliance with the provisions of such sentence.
10.17    Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create or permit to exist any Lien with respect to any assets now owned or hereafter acquired, except the following (“Permitted Liens”):
(a)    Pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(b)    Any Lien existing on the date of this Agreement and described on Schedule 10.17, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(c)    Liens granted pursuant to the Security and Intercreditor Agreement, the Intercreditor Collateral Agreement or any other Loan Document;
(d)    Liens granted after the Closing Date to secure the payment of the purchase price incurred in connection with the acquisition by the Borrower of Container Equipment only comprising Excluded Collateral from equipment manufacturers or related or representative financing entities who are not, and will not become, parties to the Security and Intercreditor Agreement or the Intercreditor Collateral Agreement, provided that the aggregate amount of all Indebtedness secured by such Liens on such Container Equipment shall not exceed an amount equal to 100% of Consolidated Tangible Net Worth;
(e)    Liens securing obligations of the Borrower and its Restricted Subsidiaries incurred in connection with the leasing of Container Equipment only comprising Excluded Collateral by the Borrower and its Restricted Subsidiaries, provided that (i) any such Lien shall be granted to the lessor of such Container Equipment, (ii) any such Lien shall attach solely to the Borrower’s or a Restricted Subsidiary’s interest in the subleases of such Container Equipment leased by the Borrower or a Restricted Subsidiary from such equipment lessor, any deposit accounts into which the proceeds of such subleases may be deposited (but only to the extent derived or allocable to such Container Equipment) and additional collateral to the extent limited to interests relating to such Container Equipment or subleases, and the proceeds of the foregoing, and (iii) such lessor shall have become a party to the Intercreditor Collateral Agreement, but shall not, with respect to the Indebtedness secured thereby, become a party to the Security and Intercreditor Agreement;
(f)    Liens granted by the Borrower to lenders who shall not, with respect to the Indebtedness secured thereby, become parties to the Security and Intercreditor Agreement assisting partnerships or other entities in the financing or refinancing of Container Equipment which will be managed by the Borrower pursuant to a Management Agreement, which liens are incidental to the financing or refinancing of such Container Equipment and which may include the Borrower’s interest, if any, in such Container Equipment, and to the extent they relate to such Container Equipment, the leases of such Container Equipment, such Management Agreement, and additional collateral to the extent limited to interests relating to such Container Equipment, and the proceeds of the foregoing, but in all cases only comprising Excluded Collateral;
(g)    Liens in connection with the acquisition of property only comprising Excluded Collateral (other than Container Equipment) after the Closing Date by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired, if the amount of the Indebtedness secured thereby is not more than 100% of the lesser of the purchase price or the fair market value of such property at the time of acquisition thereof;
(h)    Liens to Subsequent Triton Specified Equipment Lenders in respect of Subsequent Triton Specified Equipment Lender Collateral, in each case as defined in the Security and Intercreditor Agreement as in effect on the date of this Agreement, if the amount of the Indebtedness secured thereby is not less than 80% , nor more than 100% of the lesser of the purchase price or the fair market value of such property at the time of acquisition or financing thereof;
(i)    Liens resulting from final judgments or orders that, individually and in the aggregate, are less than the amount described in Section 12.1(j);
(j)    Liens not otherwise permitted by the preceding clauses (a) through (j), inclusive, provided that the Indebtedness secured thereby at any one time outstanding shall not exceed an amount equal to the remainder of 5% of Consolidated Tangible Net Worth, minus the outstanding amount of all Indebtedness described in Section 10.16, and such Indebtedness shall otherwise be permitted under this Agreement; and
(k)    Other Permitted Liens.
provided that no Lien otherwise permitted under clause (d), (e), (f), (g), (h), (i), (j), or (k) shall be permitted if, immediately after giving effect to the incurrence thereof, an Event of Default or Unmatured Event of Default shall exist.
10.18    Transactions with Borrower Related Parties. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement, including the purchase, sale, discounting, lease or exchange of property or the rendering of any service, with any Borrower Related Party, except in the ordinary course of, and pursuant to the reasonable requirements of the Borrower’s or such Restricted Subsidiary’s business, unless on terms comparable to those which the Borrower would obtain in a comparable arm’s-length transaction with a Person not a Borrower Related Party; provided that the following shall in any event be permitted: (a) the payment of consulting or other fees to the Borrower by any of its Subsidiaries; (b) employee and officer salaries and bonuses, and loans to employees or officers reasonable fees and compensation (including employee and officer salaries and bonuses) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries; (c) transactions exclusively between or among the Borrower and any Restricted Subsidiary of the Borrower, exclusively between Restricted Subsidiaries of the Borrower, or exclusively between the Borrower or any of its Restricted Subsidiaries and any of its respective joint ventures or between or among Borrower and any Subsidiary of Borrower in respect of tax sharing agreements or operations, governance, administration and corporate overhead on customary terms; (d) any agreement as in effect as of the Closing Date as set forth on Schedule 10.18 or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto, so long as any such amendment or replacement agreement is not more disadvantageous to Borrower or any of its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Closing Date; (e) any reasonable employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination, or other employment-related agreements, arrangements or plans entered into in good faith by Borrower or any of its Subsidiaries in the ordinary course of business; (f) any issuance of Capital Stock of the Borrower; (g) employment and severance arrangements in Borrower’s reasonable business judgment with respect to the procurement of services with officers and employees of the Borrower and its Subsidiaries; or (h) except as limited by Section 10.11, the payment of a dividend or distribution on or in respect of shares of the Capital Stock or the purchase, redemption or other acquisition or retirement for value of any Capital Stock. The parties agree that any sale of Container Equipment from the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary of the Borrower at the original equipment cost or Net Book Value thereof shall be deemed to be an arm’s-length transaction.
10.19    Guaranties. The Borrower will not, and will not permit any Restricted Subsidiary to, become a guarantor or surety of, or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise) with respect to, any undertaking of any other Person, except for (a) the endorsement, in the ordinary course of collection, of instruments payable to it or its order, (b) liabilities for partnership obligations incurred solely as a result of being a general partner in any general or limited partnership or for membership obligations incurred solely as a result of being a member in any limited liability company, and (c) Guarantee Liabilities of the Borrower not otherwise permitted pursuant to clauses (a) and (b) above so long as both before and after giving effect to the issuance of any such Guarantee Liability no Event of Default or Unmatured Event of Default shall exist.
10.20    Negative Pledges, Restrictive Agreements, Etc.. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting the creation or assumption of any Lien upon the Borrower’s properties, revenues or assets (other than Excluded Collateral) in favor of the Collateral Agent under or in connection with the Intercreditor Collateral Agreement or the Security and Intercreditor Agreement, whether now owned or hereafter acquired, or the ability of the Borrower to amend or otherwise modify this Agreement or any other Loan Document. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the Borrower’s performance of its obligations hereunder or under any other Loan Document.
10.21    Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 9.10. The Borrower shall not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person in any manner that will result in a violation by the Borrower, any Subsidiary, or, to the knowledge of the Borrower, any other Person (including any Person party to this Agreement, whether as Lender, Lead Arranger, Administrative Agent or otherwise), of any Anti-Terrorism Law; provided that, the provisions in this Section 10.21 shall not apply to the extent that it would cause the Administrative Agent or any Lender to breach European Union Regulation 2271/96/EC (as amended) or any law or regulation implementing the terms thereof into the law of the United Kingdom in connection with the United Kingdom’s withdrawal from the European Union.
10.22    Designation of Unrestricted Subsidiaries. The Borrower may designate any Subsidiary to be an Unrestricted Subsidiary or remove any such designation by giving written notice from an Authorized Officer to the Administrative Agent; provided that, at the time of such action and after giving effect thereto, (a) no Event of Default or Unmatured Event of Default shall have occurred and be continuing and (b) the Borrower shall be in pro forma compliance with all covenants set forth in Sections 10.12, 10.13 and 10.14 hereof.
10.23    Anti-Terrorism Laws; International Trade Law Compliance. (a) Neither the Borrower nor any Subsidiary will become a Sanctioned Person, (b) no Neither the Borrower nor any Subsidiary, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the obligations hereunder will not be derived from any unlawful activity, (d) each of the Borrower and its Subsidiaries shall comply with all Anti-Terrorism Laws, and (e) the Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.
10.24    Fiscal Year. The Borrower shall cause its fiscal year to end on December 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.
10.25    Additional KYC Information. Provide to Administrative Agent and the Lenders, such other information and documentation as may reasonably be requested by Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Administrative Agent or such Lender to comply therewith.
10.26    Anti-Corruption Laws. Neither the Borrower nor any Subsidiary, directly or indirectly, shall use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.
SECTION 11.    CONDITIONS TO CLOSING AND OF BORROWING.
11.1    Conditions to Closing. This Agreement, and the obligation of each Lender to make a Loan hereunder, shall become effective on the later of (i) November 30, 2018 and (ii) the date specified in a written notice delivered by the Administrative Agent (the “Closing Date”), subject to the satisfaction (or waiver in accordance with Section 14.2(a)) of each of the following conditions:
(a)    Good Standing. The Administrative Agent shall have received certificates of good standing (or its equivalent) from the applicable public officials dated as of a current date with respect to the Borrower issued by Bermuda and the State of New York.
(b)    Insurance. The Administrative Agent shall have received satisfactory evidence of the existence of insurance on the property of the Borrower as required by this Agreement and the Security and Intercreditor Agreement in amounts and with insurers acceptable to the Administrative Agent and the Majority Lenders, together with evidence establishing that the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, is named as an additional insured, as applicable, on all related insurance policies.
(c)    Payment of Interest, Fees and Expenses. The Administrative Agent shall have received (i) (for its own account or for the account of the Lenders, as applicable) payment in full of all of the fees that are described in Section 4.4 that are due and payable on the Closing Date; and (ii) all reasonable costs and expenses (including reasonable attorneys’ fees and charges) incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, to the extent then billed.
(d)    Receipt of Documents. The Administrative Agent shall have received all of the following, each duly executed, as appropriate, and dated as of the Closing Date (or such other date as shall be satisfactory to the Administrative Agent), in form and substance satisfactory to the Administrative Agent, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for each Lender:
(i)    Loan Documents. This Agreement and each of the other Loan Documents.
(ii)    Notes. A Note for the account of each Lender.
(iii)    Resolutions; Consents. Copies, duly certified by the secretary or an assistant secretary of the Borrower, of (x) resolutions of the financing committee of the Borrower’s board of directors authorizing or ratifying the execution and delivery of this Agreement, the Notes and the other Loan Documents, and authorizing the borrowings by the Borrower hereunder, (y) all documents evidencing other necessary corporate action and (z) all approvals, licenses or consents, if any, required in connection with the consummation of the transactions contemplated by this Agreement, the Notes and the other Loan Documents, or a statement that no such approvals, licenses or consents are so required.
(iv)    Incumbency. A certificate of the secretary or an assistant secretary of the Borrower certifying the names of the Borrower’s officers authorized to sign this Agreement, the Notes and all other Loan Documents to be delivered hereunder, together with the true signatures of such officers.
(v)    Opinion Letters. Favorable opinion letters of (A) Mayer Brown, New York counsel to the Borrower and (B) Appleby, special Bermuda counsel to the Borrower, each covering such matters, in such form and having such content, as shall be reasonably acceptable to the Administrative Agent and its counsel (on behalf of all Lenders).
(vi)    Organizational Documents. A certificate of the secretary or assistant secretary of the Borrower certifying as to and attaching the memorandum of association (including the certificate of incorporation of the Borrower) and by-laws of the Borrower, including all amendments or restatements thereto, as in effect on the Closing Date.
(vii)    Closing Certificate. A certificate of an Authorized Officer of the Borrower certifying (w) that, on the Closing Date, all representations and warranties of the Borrower in this Agreement and the other Loan Documents are true and correct in all material respects (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), (x) that no Event of Default or Unmatured Event of Default exists or will result from the transactions contemplated to occur on the proposed Closing Date, and (y) that since the date of the Audited Financial Statements, no event has occurred which has had a Material Adverse Effect.
(viii)    Compliance Certificate. A duly completed compliance certificate setting forth pro forma compliance with the covenant in Section 10.12 as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date.
(ix)    Financing Statements. The Administrative Agent shall have received evidence that all action has been taken with respect to the filing of Uniform Commercial Code financing statements and continuation statements necessary to perfect and maintain the Liens of the Collateral Agent under the Security and Intercreditor Agreement and the other Loan Documents in the appropriate jurisdictions.
(e)    No Material Adverse Change. There shall not have occurred a material adverse change since September 30, 2018 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to the Closing Date.
(f)    Supplemental Agreements to the Security and Intercreditor Agreement. The Administrative Agent shall have received supplemental agreements to the Security and Intercreditor Agreement in form and substance satisfactory to the Administrative Agent.
(g)    Termination of Term Loans. Evidence that the following agreements have been terminated, and all outstanding obligations thereunder have been paid and all Liens securing such obligations have been released: (i) Term Loan Agreement dated April 11, 2013, among Borrower and Crédit Industriel Et Commercial, as Co-Syndication Agent, Union Bank, N.A., as co-syndication agent, ING Belgium NV/SA, as co-documentation agent, ABN AMRO Capital USA LLC, as co-documentation Agent, each other lender from time to time party thereto and PNC Bank, in its capacity as administrative agent for the lenders, (ii) the Term Loan Agreement dated June 16, 2017 among TAL International Container Corporation, as borrower, the lenders from time to time apart thereto, and Bank of America, N. A. as administrative agent and collateral agent, and (iii) the Term Loan Agreement dated as of July 1, 2014, among TAL International Container Corporation, as borrower, the lenders from time to time a party thereto, ING Belgium SA/NV, as administrative agent and as collateral agent, and ING Belgium SA/NV as lead arranger.
(h)    Beneficial Ownership Certification; USA Patriot Act Diligence. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities or reasonably requested by the Administrative Agent or any Lender under or in respect of applicable “know your customer” and anti-money laundering legal requirements, including the USA Patriot Act and a Beneficial Ownership Certification.
(i)    Request for Borrowing. The Administrative Agent shall have received a Loan Request in accordance with Section 2.3.
(j)    Borrowing Base Certificate. The Borrower shall have delivered to the Administrative Agent a duly completed and executed Borrowing Base Certificate (which may be the most recent Borrowing Base Certificate delivered by the Borrower pursuant to Section 10.1(f) or this Section 11.1(j)) demonstrating (a) that such Borrowing Base is sufficient to cover such Loan after giving effect to such Loan and (b) the effect of such Loan on the Borrowing Base.
(k)    Funds Flow. The Administrative Agent and the Borrower shall have agreed on a funds flow for the Loan.
(l)    Default. Before and after giving effect to such Loan, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.
(m)    Representations and Warranties. Before and after giving effect to such Loan, the representations and warranties in Section 9, and in any other agreement or certification given by the Borrower or any Subsidiary or any officer thereof pursuant to this Agreement, shall be true and correct in all material respects as though made on the date of such Loan. The Borrower further agrees that all of its representations and warranties set forth in the Security and Intercreditor Agreement shall be deemed to be representations and warranties made pursuant to Section 9, as though set forth therein for all purposes (including for purposes of this Section 11.1(m)), but subject to any amendment, modification and/or updates from time to time to any such representations and warranties under the Security and Intercreditor Agreement.
Without limiting the generality of the provisions of the last paragraph of Section 13.3(e), for purposes of determining compliance with the conditions specified in this Section 11.1, each Lender that has signed this Agreement shall, upon authorization of a Lender to release the signature page of such Lender, be deemed to have consented to, approved or accepted, and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 12.    EVENTS OF DEFAULT AND REMEDIES.
12.1    Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
(a)    Non-Payment. Default in the payment, when due, (i) of any principal of any Loan (including any mandatory prepayment) or (ii) of any interest on any Loan or any fee or other amount payable hereunder and the continuance thereof for five days; provided, however, the Borrower shall be entitled to make such principal payment or mandatory prepayment on the next succeeding Business Day if (x) such payment is due on a Payment Date or Maturity Date that is not a Business Day or (y) the Borrower fails to make such payment on its due date as the result of an administrative or technical error not caused by the Borrower.
(b)    Default or Acceleration of other Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving any Indebtedness under which the Borrower or Subsidiary of the Borrower may be obligated as a borrower or guarantor, which individually or in the aggregate, exceeds $100,000,000 (other than (i) any Indebtedness of any Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary and (ii) a default described in Section 12.1(a)), and such breach, default or event of default consists of either (1) the failure to pay (any required notice of default having been given and any period of grace permitted with respect thereto having expired) any Indebtedness when due (whether at stated maturity, by acceleration, required mandatory prepayment or otherwise), or (2) a breach of a financial covenant thereunder.
(c)    Insolvency. The Borrower or any of its Restricted Subsidiaries becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Borrower or such Restricted Subsidiary or a substantial part of the property of the Borrower or such Restricted Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower or any of its Restricted Subsidiaries or for a substantial part of the property of the Borrower or any of its Restricted Subsidiaries and is not discharged within sixty (60) days; or any proceeding under any Debtor Relief Law is instituted by or against the Borrower or any of its Restricted Subsidiaries and, if instituted against the Borrower or any of its Restricted Subsidiaries, is consented to or acquiesced in by the Borrower or such Restricted Subsidiary or remains for sixty (60) days undismissed; or any warrant of attachment is issued against any substantial part of the property of the Borrower or any of its Restricted Subsidiaries which is not released within sixty (60) days of service.
(d)    ERISA. A Termination Event occurs with respect to any Pension Plan if, at the time such Termination Event occurs, such Pension Plan’s then “vested liabilities” (as defined in section 3(25) of ERISA) would exceed the then value of such Pension Plan’s assets by an amount greater than 3% of Consolidated Tangible Net Worth as of such date and the Majority Lenders reasonably believe that such Termination Event may result in material liability to the Borrower.
(e)    Specific Defaults. Failure by the Borrower to comply with or perform any covenant set forth in (i) Section 10.2(a), 10.10 through 10.14, 10.21, or 10.23 or (ii) Section 10.5, 10.16, 10.17, 10.19, 10.20 or 10.22 and, in the case of this clause (e)(ii), such failure to comply shall continue for ten (10) Business Days after the earlier of (x) the date upon which an Authorized Officer of the Borrower or any Restricted Subsidiary had actual knowledge of such default or (y) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender.
(f)    Other Defaults; Obligations Under other Loan Documents. Default in the performance of any of the Borrower’s agreements herein set forth or in any other Loan Document (subject to any applicable grace period in any such Loan Document) in any material respect (and not constituting an Event of Default under any of the other clauses of this Section 12.1) and continuance of such default for thirty (30) days after the earlier of (i) the date upon which an Authorized Officer of the Borrower or any Restricted Subsidiary had actual knowledge of such default or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender.
(g)    Representations and Warranties. Any representation or warranty of the Borrower made in any Loan Document or any schedules, notices, certificates, reports or instruments delivered in connection therewith shall prove incorrect in any material respect when made and which (if curable) remains unremedied for a period of thirty (30) days after the first date on which an Authorized Officer has received written notice thereof.
(h)    Change of Control. A Change of Control shall occur.
(i)    Final Judgments and Orders. There shall be entered against the Borrower or any Restricted Subsidiary one or more judgments or decrees in excess of the greater of (x) $100,000,000 and (y) 3% of the Consolidated Tangible Net Worth in the aggregate at any one time outstanding (excluding any judgments or decrees (i) that shall have been outstanding less than sixty (60) calendar days from the entry thereof or (ii) for and to the extent which the Borrower or such Restricted Subsidiary is insured and with respect to which the insurer has assumed responsibility therefor in writing or for and to the extent which such Person is otherwise indemnified if the terms of such indemnification are satisfactory to the Majority Lenders), and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (B) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
(j)    Security and Intercreditor Agreement; Intercreditor Collateral Agreement. There shall have occurred an “Event of Default” under, and as defined in, the Security and Intercreditor Agreement (or, if such term is not defined therein, a “Designated Event of Default” as defined therein), or a material breach by the Borrower of any of its obligations under the Intercreditor Collateral Agreement.
(k)    Impairment of Security, Etc.. Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or any material portion thereof, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Person party thereto; the Borrower or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or cease to give or provide, in whole or any material portion thereof, the respective Liens intended to be created thereby, subject only to those exceptions expressly permitted by such Loan Document.
12.2    Remedies. If any Event of Default described in Section 12.1 shall exist, the Administrative Agent shall, upon request of the Majority Lenders, declare all or a portion of the Commitments to be terminated and/or all or a portion of the Loans and other Liabilities to be due and payable, whereupon to the extent so declared the Commitments shall immediately terminate and/or the outstanding Loans and other Liabilities shall become immediately due and payable, all without notice of any kind (except that if an event described in Section 12.1(c) occurs, the Commitments shall immediately terminate and all outstanding Loans and other Liabilities shall become immediately due and payable without declaration or notice of any kind). The Administrative Agent shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Without limiting the foregoing provisions of this Section 12.2, if an Event of Default exists, the Administrative Agent may exercise all rights and remedies available upon an Event of Default pursuant to any Loan Document and applicable law.
12.3    Application of Proceeds of Collateral. The exercise of remedies with respect to the Collateral is subject to the terms of the Security and Intercreditor Agreement. Upon the occurrence and during the continuance of an Event of Default, proceeds from the exercise of remedies in respect of the Collateral allocated to this facility in accordance with the provisions of the Security and Intercreditor Agreement and received by the Administrative Agent pursuant thereto shall be applied as follows:
(a)    First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable and documented costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents;
(b)    Second, to all other obligations hereunder; provided that distributions shall be made (A) with respect to any fees owing to the Administrative Agent and the Lenders, ratably among the Administrative Agent and any Lenders to which such fees are owed, and (B) with respect to each type of other Obligations owing to the Lenders such as interest, principal, fees and expenses, ratably among the Lenders, and (C) otherwise in such order or preference as the Majority Lenders may determine. In determining the obligations under this Agreement for purposes of clauses (A) and (B), the Administrative Agent may in its reasonable discretion make proper allowance to take into account any obligations hereunder not then due and payable; and
(c)    Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
SECTION 13.    ADMINISTRATIVE AGENT.
13.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints PNC Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to enter into joinders to the Collateral Documents and take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 13.1 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
13.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
13.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Unmatured Event of Default or Event of Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 14.2 and 12.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Unmatured Event of Default or Event of Default unless and until notice describing such Unmatured Event of Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Event of Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
13.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
13.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 13.5 shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
13.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section 13.6. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Section 13.6 and Section 14.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Upon the appointment of a successor Administrative Agent hereunder, such successor shall succeed to all of the rights, powers, privileges and duties of PNC Bank as the retiring Administrative Agent and PNC Bank shall be discharged from all of its respective duties and obligations as Administrative Agent under the Loan.
13.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
13.8    No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Co-Syndication Agents, Co-Documentation Agents or the Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, or a Lender hereunder.
13.9    Administrative Agent's Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee under the terms of the Fee Letter.
13.10    Authorization to Release Collateral. The Lenders authorize the Administrative Agent to instruct the Collateral Agent, if required, to release any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 10.10.
13.11    No Reliance on Administrative Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Borrower, its Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
13.12    Funding Reliance.
(a)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.3(b)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to the Borrower to the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Open Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to the Administrative Agent, at the greater of the Federal Funds Open Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 14.    GENERAL.
14.1    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
14.2    Waivers and Amendments.
(a)    Generally. Except as otherwise specifically provided for in this Agreement, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any other Loan Document (including the Security and Intercreditor Agreement and the Intercreditor Collateral Agreement) shall in any event be effective unless the same shall be in writing and signed and delivered by the Majority Lenders and acknowledged by the Administrative Agent, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall:
(i)    unless consented to by each Lender affected thereby, (A) increase or extend a Commitment of any Lender or subject any Lender to any additional obligation, (B) reduce the principal of, or rate of interest on, any Loan or any fee or other Liability payable hereunder or (C) postpone any date fixed for any payment of principal of, or interest on, any Loan or any fee or other Liability hereunder;
(ii)    unless consented to by each Lender, (A) waive any condition specified in Section 11.1, (B) change the Percentages or the aggregate unpaid principal amount of the Loans, or the number of Lenders which shall be required to take action hereunder, or the definition of “Majority Lenders”, (C) change Section 6.1, Section 6.4 or Section 12.3, in each case, in a manner that would alter the pro rata sharing of payments required thereby, (D) release all or substantially all of the Collateral in any transaction or series of related transaction, (E) take any action requiring the consent of all of the Triton Lenders (as defined in the Security and Intercreditor Agreement) pursuant to the Security and Intercreditor Agreement or (F) change any provision of this Section 14.2; or
(iii)    unless consented to by Lenders having aggregate Percentages of 66 2/3% or more, amend any provision of this Agreement that would affect the amount of the Borrowing Base in a manner adverse to the Lenders in any material respect. No provision of this Agreement (including Section 13) or of any other Loan Document which relates to the rights or duties of the Administrative Agent shall be amended, modified or waived without the written consent of the Administrative Agent.
Notwithstanding anything to the contrary herein, no Defaulting Lender will have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (2) the amount of principal and accrued fees and interest owing to any Defaulting Lender may not be reduced without the consent of such Lender, and (3) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders will require the consent of such Defaulting Lender.
14.3    Notices.
(a)    Notices Generally. Except as otherwise expressly provided herein, any notice hereunder to the Borrower, the Administrative Agent or any Lender shall be in writing (including facsimile communication) and shall be given (i) if to the Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule 10.2, and (ii) if to any Lender , at its address or facsimile number set forth in its Administrative Questionnaire or, in each case, at such other address or facsimile number as the recipient may, by written notice, designate as its address or facsimile number for purposes of notices hereunder. All such notices shall be deemed to be given when transmitted by facsimile, when personally delivered or, in the case of a mailed notice, when sent by registered or certified mail, postage prepaid, in each case addressed as specified in this Section 14.3; provided that notices to the Administrative Agent under Section 2, Section 6 and this Section 14.3 shall not be effective until actually received by the Administrative Agent.
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. The Borrower hereby acknowledges that the Administrative Agent and will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided that in no event shall any Administrative Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Reliance by the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
14.4    USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certificate.
14.5    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent (including the reasonable fees, charges and disbursements of in-house counsel, provided such fees and expenses are set forth in reasonable and appropriate detail) and of local counsel, if any, who may be retained by such counsel)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (including reasonable fees, charges and disbursements of in-house counsel of the Administrative Agent or such Lender, provided such fees, charges and disbursements are set forth in reasonable and appropriate detail)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.
(b)    The Borrower shall indemnify the Administrative Agent (and any subagent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee (including the fees and time charges and disbursements for in-house counsel to such Indemnitee, provided such fees and time charges are set forth in reasonable detail)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 14.5 shall not apply with respect to any Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) above to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are several and not joint.
(d)    To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    All amounts due under this Section shall be payable on demand.
(f)    The agreements in this Section shall survive the replacement of any Lender and/or the resignation or replacement of the Administrative Agent, the termination of the Commitments and the repayment, satisfaction or discharge of all the other obligations of the Borrower under this Agreement and the other Loan Documents.
14.6    Governing Law; Entire Agreement. THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. All obligations of the Borrower and rights of the Lenders and the Administrative Agent expressed herein, in the Notes or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
14.7    Successors and Assigns. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 14.8, (ii) by way of participation in accordance with the provisions of Section 14.10, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.11 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.10 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
14.8    Assignments by Lenders.
(a)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.

(A)
in the case of an assignment of the entire remaining amount of the assigning Lender's applicable Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in clause (i)(A) of this Section 14.8, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of the Loan of such assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan assigned.
(iii)Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) to the extent that such assignment is to a Person other than another Lender, an Affiliate of a Lender or an Approved Fund and the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(iv)Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $5,000 (unless waived by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(v)No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.9, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 7.1, 7.2, and 14.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.8 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.10.
(b)Disqualified Persons.
(i)No assignment or participation shall be made to, and no portion of a Commitment Increase shall be provided by, any Person that was a Disqualified Person as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person or the applicable Increase Effective Date, as the case may be (unless the Borrower (in its sole and absolute discretion) has consented, in writing, to such assignment or the portion of the Commitment Increase to be provided by such Disqualified Person, in which case such Person will not be considered a Disqualified Person for the purpose of such assignment, participation or Commitment Increase). For the avoidance of doubt, with respect to any assignee or any Lender that provides any portion of a Commitment Increase that becomes a Disqualified Person after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Person”), (x) such assignee or Lender shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption or Joinder Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Person. Any assignment or Commitment Increase in violation of this clause (b)(i) shall not be void, but the other provisions of this clause (b) shall apply.
(ii)If any assignment or participation is made to, or any portion of a Commitment Increase is provided by, any Disqualified Person without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Person after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate the Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person in connection with such Commitment and/or (B) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Person paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Persons (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Person will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Persons consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Person party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Person does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Persons provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
14.9    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Such Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
14.10    Participation. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than to (x) a natural person, (y) the Borrower or any of the Borrower's Affiliates or Subsidiaries or (z) a Disqualified Person) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 14.2(a)(i) or 14.2(a)(iii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 7.1, 7.2, 7.3 and 7.6 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.8; provided that such Participant (A) agrees to be subject to the provisions of Sections 7.4 and 7.5 as if it were an assignee under Section 14.8; and (B) shall not be entitled to receive any greater payment under Sections 7.1 or 7.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 7.4 and 7.5 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 6.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 4f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
14.11    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, the European Central or any other applicable central bank or Official Body; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
14.12    Survival. The obligations of the Borrower under Sections 7 and 14.5, and the obligations of the Lenders under Section 14.5(c), shall in each case survive any termination of this Agreement, the payment in full of all Liabilities and the termination of all Commitments. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.
14.13    Effectiveness of Agreement. When counterparts executed by all the parties shall have been lodged with the Administrative Agent (or, in the case of any Lender as to which an executed counterpart shall not have been so lodged, the Administrative Agent shall have received facsimile or other written confirmation from such Lender) and all of the conditions set forth in Section 11 shall have been satisfied, this Agreement shall become effective as of the date hereof, and at such time the Administrative Agent shall notify the Borrower and each Lender.
14.14    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.15    Execution in Counterparts, Effectiveness, Etc.. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute together but one and the same Agreement. Delivery of a counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually-executed original counterpart hereof.
14.16    Investment. Each Lender represents and warrants that: (a) it is acquiring any Note to be issued to it hereunder for its own account as a result of making a loan in the ordinary course of its commercial banking or lending business and not with a view to the public distribution or sale thereof, nor with any present intention of selling or distributing such Note, but subject, nevertheless, to possible assignments or participations thereof pursuant to Section 14.8 and to any legal or administrative requirement that the disposition of such Lender’s property at all times be within its control, and (b) in good faith it has not and will not rely upon any margin stock (as such term is defined in Regulation U of the FRB) as collateral in the making and maintaining of its Loans.
14.17    Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
14.18    Forum Selection and Consent to Jurisdiction. SUBJECT TO ANY CONTRARY PROVISION IN THE SECURITY AND INTERCREDITOR AGREEMENT RELATING TO FORUM SELECTION BY THE COLLATERAL AGENT WITH RESPECT TO ACTIONS BROUGHT THEREUNDER BY THE COLLATERAL AGENT, ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
14.19    Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT.
14.20    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any governmental regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information of a non-public, confidential and proprietary nature received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
The Administrative Agent, the Lenders acknowledge that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.
14.21    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.
14.22    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Liabilities and the termination of this Agreement.
14.23    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Administrative Agent nor has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
14.24    Appointment of Lead Arranger and Bookrunner; No Other Duties. The Borrower hereby appoints (i) PNC Capital Markets LLC, as Joint Lead Arranger and Bookrunner, (ii) ING Belgium SA/NV, as Joint Lead Arranger and Co-Syndication Agent, (iii) MUFG Bank, Ltd., as Joint Lead Arranger and Co-Syndication Agent, (iv) Bank Of America, N.A., as Co-Documentation Agent, (v) Branch Banking and Trust Company, as Co-Documentation Agent, (vi) Credit Industriel et Commercial, New York Branch, as Co-Documentation Agent, (vii) DBS Bank Ltd., as Co-Documentation Agent, (viii) Fifth Third Bank, as Co-Documentation Agent, and (ix) Wells Fargo Bank, N.A., as Co-Documentation Agent. Anything herein to the contrary notwithstanding, no Joint Lead Arranger, Bookrunner, Co-Syndication Agent or Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any other Loan Documents, except in its capacity as a Lender hereunder.
14.25    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any the parties hereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
TRITON CONTAINER INTERNATIONAL LIMITED, as Borrower
By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:
Name:
Title:

[OTHER LENDERS] as a Lender
By:
Name:
Title:
By:
Name:
Title:

SCHEDULE I
COMMITMENTS AND PERCENTAGES

Name of Lender	Commitment	Percentage
PNC BANK, NATIONAL ASSOCIATION	$100,000,000	10.00%
MUFG BANK, LTD.	$100,000,000	10.00%
ING BELGIUM SA/NV	$225,000,000	22.50%
BANK OF AMERICA, N.A.	$60,000,000	6.00%
CREDIT INDUSTRIEL et COMMERCIAL, NEW YORK BRANCH	$60,000,000	6.00%
BRANCH BANKING AND TRUST COMPANY	$60,000,000	6.00%
FIFTH THIRD BANK	$60,000,000	6.00%
DBS BANK LTD.	$60,000,000	6.00%
WELLS FARGO BANK, N.A.	$60,000,000	6.00%
SUNTRUST BANK	$40,000,000	4.00%
COMPASS BANK	$40,000,000	4.00%
ROYAL BANK OF CANADA, NEW YORK BRANCH	$40,000,000	4.00%
SUMITOMO MITSUI BANKING CORPORATION	$40,000,000	4.00%
SIEMENS FINANCIAL SERVICES, INC.	$17,500,000	1.75%
CITY NATIONAL BANK	$17,500,000	1.75%
MIZUHO BANK, LTD.	$10,000,000	1.00%
FIRST HAWAIIAN BANK	$10,000,000	1.00%
TOTALS	$1,000,000,000	100.00%

SCHEDULE II
SUBORDINATED FUNDED DEBT
NONE

SCHEDULE 9.5
SCHEDULE OF INSURANCE POLICIES

Triton International Limited
Summary of Insurance Coverage

COVERAGE
Casualty Program - Travelers	POLICY #	TERM	LIMIT	DEDUCTIBLE
Commercial Package (Property, & G/L)	P6306D786034TIA17	11/03/18-19	$5.5M/$1M	$5,000
Umbrella Liability	EX7J16237A1743	11/03/18-19	$25M	n/a
Foreign Liability/Property	ZPP-15R34639	11/03/18-19	$1,000,000	$0
Automobile Liability	BA-6D935787-16-CAG	11/03/18-19	$1,000,000	$500
TCII Workers Comp	UB8J2091971743	11/03/18-19	Statutory	n/a
TIL Workers Comp	UB8J2091971714	11/03/18-19	Statutory	n/a

Mgt. Liability – D&O
D&O Primary - AIG Europe Ltd	FSUSC1801061	7/12/18-7/12/19	$10,000,000	$250k/$750k
D&O Excess - HCC/Tokio Marine	FSUSC1801043	7/12/18-7/12/19	$10,000,000	N/A
D&O Excess – ACE Underwriting Agencies	FSUSC1801050	7/12/18-7/12/19	$10,000,000	N/A
D&O Excess - Allied World Assurance Co	FSUSC1801062	7/12/18-7/12/19	$10,000,000	N/A
D&O Excess - SPS (Liberty Lead Syndicate)	FSUSC1801063	7/12/18-7/12/19	$25,000,000	N/A
D&O Side-A Only Primary - Navigators	FSUSC1801064	7/12/18-7/12/19	$30,000,000	N/A
D&O Side-A Only Excess - AIG Europe Ltd	FSUSC1801066	7/12/18-7/12/19	$10,000,000	N/A
D&O Side-A Only Excess - XL Insurance	FSUSC1801068	7/12/18-7/12/19	$5,000,000	N/A
Sub-Total D&O			$110,000,000

Mgt. Liability- Ancillary Lines
Employment Practices - AIG Europe Ltd	FSUSC1801071	7/12/18-7/12/19	$10,000,000	$150,000
Fiduciary - AIG Europe Ltd	FSUSC1801074	7/12/18-7/12/19	$5,000,000	$5,000
Employee Crime - AIG Europe Ltd	FSUSC1801058	7/12/18-7/12/19	$5,000,000	$100,000
Special (Kidnap and Ransom) - XL Catlin	SC1601837	7/12/16-7/12/19	$3,000,000	N/A

Cyber/Professional Liability -AIG Europe Ltd	FSCEO1800675	7/12/18-7/12/19	$5,000,000	$250,000

Employed Lawyers Liability -AIG Europe Ltd	FSUSC1802554	7/12/18-7/12/20	$1,000,000	$10,000

Equipment Liability & Physical Loss/Damage - TT Club	76641/2018/001	1/1/18-12/31/19	Liability: $50M	N/A
			PD/Loss: $10M (Off-hire equip.)	$10,000
			PD/Loss: $1.5M (On-hire equip.)	$250,000

Equipment Liability Umbrella -Starr	MASILNY000385-18	1/1 - 12/31/18	$25,000,000	None

Employee Travel/Accident - Chubb	9906-43-62	11/03/16-19	$250k/$500k	None

SCHEDULE 9.6
LITIGATION AND CONTINGENT LIABILITIES

NONE

SCHEDULE 9.8
SUBSIDIARIES
1. Restricted Subsidiaries

Name of Subsidiary	Jurisdiction of Formation	Percentage Owned by Borrower and Subsidiaries
TFX Holdings LLC	U.S.A. (California)	100%
MELeasing LLC	U.S.A. (California)	100%
Triton International Australia Pty Limited	Australia	100%
Intra International Transporte E Comercio (inactive, in process of dissolution)	Brazil	70%
Triton Container Sul Americana Transporte E Comercio Ltda.*	Brazil	100%
Proteus N.V.	Curacao	100%
Triton Container International B.V.	Netherlands	100%
Triton Container International GmbH	Germany	100%
Triton Limited	Hong Kong	100%
Triton International Japan Limited	Japan	100%
Triton Container (S) Pte Ltd	Singapore	100%
Triton Container South Africa (Pty) Ltd. (inactive, in process of dissolution)	South Africa	100%
Triton Container UK Limited	UK	100%

* Triton Container Sul Americana Transporte E Comercio Ltda. has two owners: The Borrower owns 499 quotas and Triton Container International GmbH owns 1 quota.

2. Unrestricted Subsidiaries (all Subsidiaries other than Restricted Subsidiaries).

Name of Unrestricted Subsidiary	Jurisdiction of Formation	Percentage Owned by Borrower and Subsidiaries
Triton Container International, Incorporated of North America	U.S.A. (California)	100%
Triton International Container BVBA	Belgium	100%
Triton Container Finance VI LLC	U.S.A. (Delaware)	100%
Triton Container Finance VII LLC	U.S.A. (Delaware)	100%
Triton Container Investments LLC	U.S.A. (Nevada)	100%
TriStar Container Services (Asia) Private Limited***	India	50%
TAL International Group, Inc.	U.S.A. (Delaware)	100%
Triton International Finance LLC**	U.S.A. (Delaware)	100%
TIF Funding LLC	U.S.A. (Delaware)	100%
TAL International Container Corporation	U.S.A. (Delaware)	100%
TAL Advantage V LLC	U.S.A. (Delaware)	100%
TAL Advantage VI LLC	U.S.A. (Delaware)	100%
TAL Finance III LLC	U.S.A. (Delaware)	100%
TAL International Container Pty Limited (to be dissolved)	Australia	100%
TAL Sales & Marketing Planning (Shanghai) Co., Ltd. (inactive, in process of dissolution)	China	100%
TAL International Container (HK) Limited (to be dissolved)	Hong Kong	100%
TAL International Container Srl (inactive, in process of dissolution)	Italy	100%
TAL International Container Pte Ltd. (to be dissolved)	Singapore	100%
ICS Terminals (UK) Limited	UK	100%

**Triton International Finance LLC has two members: the Borrower and TAL International Container Corporation

*** TriStar Container Services (Asia) Private Limited operates as a joint venture between the Borrower and Marine Container Services (India) Private Limited

SCHEDULE 9.9
PARTNERSHIPS AND LIMITED LIABILITY COMPANIES

Name of Partnership or LLC	Type	Percentage Owned by Borrower and Subsidiaries
TriStar Container Services (Asia) Private Limited	Joint Venture	50%
TFX Holdings LLC	LLC	100%
Triton Container Investments LLC	LLC	100%
Triton International Finance LLC	LLC	100%
MELeasing LLC	LLC	100%
TIF Funding LLC	LLC	100%
Triton Container Finance VI LLC	LLC	100%
Triton Container Finance VII LLC	LLC	100%

SCHEDULE 9.14
ENVIRONMENTAL MATTERS

NONE

SCHEDULE 9.20
EXISTING INDEBTEDNESS

Current Debt, Funded Debt, Capitalized Leases, and Long Term Leases of the Company and its Restricted Subsidiaries as of the Closing Date is as follows:

The Ninth Restated and Amended Credit Agreement dated as of April 15, 2016 among Triton Container International Limited ("TCIL"), as borrower, Bank of America, N.A., as Administrative Agent, and various lenders (as amended, supplemented or otherwise modified from time to time, the "Agreement") (capitalized terms used but not defined herein have the respective meanings set forth in the Agreement)	$570,000,000
The Term Loan Agreement, dated as of December 22, 2016, among Triton Container International Limited (“TCIL”), various lenders and DVB Bank America N.V., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”).	$157,900,000
The Note Agreements dated as of September 17, 2008 and September 29, 2011 (collectively, the Agreements), the First Supplement to Note Agreements dated as of April 30, 2010, the Second Supplement to Note Agreements dated as of June 27, 2011, the First Supplement to Note Agreements dated as of October 23, 2012, the Second Supplement to Note Agreements dated as of June 12, 2014, and the Third Supplement to Note Agreements dated as of March 5, 2015, and the Fourth Supplement dated as of July 13, 2017, entered into by Triton Container International Limited and the Purchasers	$2,045,200,002
Accrued interest (estimate)	$17,052,748

Container Rental Equipment Payable (estimate)	$18,875,206

Long-Term leases of the Company outstanding on the Closing Date is as follows:	$2,342,058

Capitalized Leases of the Company outstanding on the Closing Date is as follows:	$685,962

SCHEDULE 10.2
ADDRESSES FOR NOTICES

Borrower’s Address:
Canon’s Court
22 Victoria Street
Hamilton HM 12
Bermuda

with a copy to:
Triton Container International, Incorporated of North America
100 Manhattanville Road
Purchase, NY 10577-2135
Telephone: 914-697-2554
Facsimile: 914-697-2526

Administrative Agent’s Office and Lending Office:
(for payments and requests for Loans):
PNC Agency Services
PNC Firstside Center
5th Floor
500 First Avenue
Pittsburgh PA 15219

Telephone:    440-746-4164
Facsimile:    412-705-2400

Lenders’ Addresses:
PNC Bank, National Association
PNC Firstside Center
5th Floor
500 First Avenue
Pittsburgh PA 15219

Telephone:    440-746-4164
Facsimile:    412-705-2400

Branch Banking and Trust Company
200 West Second Street FL 16
Winston Salem, North Carolina 27101
Telephone:    336-733-2768
Facsimile:    888-707-4162

City National Bank
555 S. Flower Street, 24th floor
Los Angeles, CA 90071
Telephone:     (917) 322‐3836

Crédit Industriel et Commercial, New York Branch
520 Madison Avenue, 37thFloor
New York, NY 10022
Telephone:     (212) 715-4605
Facsimile:     (212) 715-4535

DBS BANK LTD.
725 S. Figueroa Street, Suite 2000
Los Angeles, CA 90017
Telephone:    213-243-3703
Facsimile:    213-627-0228

First Hawaiian Bank
999 Bishop Street
Honolulu, HI 96813
Telephone:    808-525-8868
Facsimile:    808-525-6200

Fifth Third Bank
38 Fountain Square Plaza
MD 109046
Cincinnati, OH 45263
Telephone:     (513) 534-0836

ING BELGIUM SA/NV
Avenue Marnix 24
1000 Brussels
Belgium
Telephone:    00 32 2 547 69 47

MUFG Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020-1104
Telephone:    312-696-4516
Facsimile:    312-696-4535

Royal Bank of Canada, New York Branch
Global Loans Administration, NY
Three World Financial Center
200 Vesey Street
New York, NY 10281-8098
Telephone:    1-877-332-7455
Facsimile:    1-212-428-2372

Siemens Financial Services, Inc.
170 Wood Avenue South
Iselin, NJ 08830
Telephone:    732-590-6625
Facsimile:    732-590-2490

SunTrust Bank
3333 Peachtree Road, NE
8th Floor
Atlanta, GA 30326
Telephone:    404-439-7424
Facsimile:    404-439-7409

Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA 94140
Telephone:     (704) 410-2402

Bank of America, N.A.
Attn: Faith Alford
MAC Legal Dept, Mail Code: NC1-001-05-45
101 North Tryon Street
Charlotte, NC 28255-0001
Telephone:    312-828-5684
Facsimile:    312-453-3142

Sumitomo Mitsui Banking Corporation
277 Park Avenue, New York, NY 10172
Telephone:    212-224-4150
Facsimile:    212-224-4391

Mizuho Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Telephone:    212.282.3549
Facsimile:    212.282.4488

Compass Bank
1345 Avenue of the Americas, 44 Floor
New York, NY 10105
Telephone:    212-419-6277
Facsimile:    866-984-8668

SCHEDULE 10.6
INSURANCE REQUIREMENTS
The Borrower shall have furnished to each Lender:
(i)    certificates or copies of policies evidencing the existence of general liability insurance covering third party personal liability and property damage insurance in a single limit and aggregate amount of Ten Million Dollars ($10,000,000) naming the Borrower and the Collateral Agent as additional insured,
(ii)    require each Lessee to either (x) maintain self-insurance in a manner approved by the Borrower in accordance with the Borrower’s credit and collection policy or (y) maintain (1) physical damage insurance in an amount equal to the value of the Containers on lease to it and to name the Borrower as a loss payee, and (2) comprehensive general liability insurance, including contractual liability, against claims for bodily injury or death and property damage and to name the Borrower as an additional insured, and
(iii)    a certificate or copy of a policy evidencing the existence of “all risk” property damage insurance, written on a depreciated-value basis, covering the Containers then off-lease in a minimum amount of One Million Five Hundred Thousand Dollars ($1,500,000) per occurrence, providing contingent coverage subject to such deductibles as are customarily retained by prudent companies of a similar size engaged in business activities similar to those of the Borrower, and containing a lender’s loss payable endorsement in favor of the Collateral Agent, and each of such certificates or policies required by this Schedule 10.6 shall:
1.    contain a provision precluding cancellation (other than “War Risks and Strikes, Riots and Civil Commotions” coverage that the Borrower may have in effect) (i) for nonpayment of premiums without a minimum of ten (10) days prior written notice to each Lender and (ii) for any other reason without a minimum of thirty (30) days prior written notice to each Lender, and
2.    be written by an insurer or insurers having a financial strength rating of at least “Baa2” by Moody’s Investor Service, Inc. or “BBB” by S&P or an equivalent rating by any other internationally recognized credit rating agency of similar standing that rates the claims paying ability of international insurance companies.
SCHEDULE 10.17
LIENS

NONE

SCHEDULE 10.18
Related Party Agreements

NONE

EXHIBIT A
FORM OF NOTE
, 20__
FOR VALUE RECEIVED, the undersigned, Triton Container International Limited, a Bermuda exempted company (the “Borrower”), hereby promises to pay to             (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Term Loan Agreement referred to below (as shown on the schedule attached hereto and any continuation thereof or in the records of the Lender).
The Borrower further promises to pay interest on the unpaid principal amount of the Lender’s Loans from the date of each such Loan until each such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Term Loan Agreement.
All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office, or at such other place as the Administrative Agent shall notify the Borrower in writing.
This Note is one of the Notes referred to in, and is subject to the terms and provisions of, the Term Loan Agreement, dated as of November 30, 2018 (as amended or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, various lenders party thereto (including the Lender) and PNC Bank, National Association, as Administrative Agent, to which Term Loan Agreement reference is hereby made for a statement of said terms and provisions, including those under which this Note may be paid prior to its due date or its due date accelerated or extended. Capitalized terms used in this Note which are defined in the Term Loan Agreement shall have the meanings given them therein unless the context otherwise requires.
The Borrower expressly waives any presentment, demand, protest or notice in connection with this Note.

This Note is made under and governed by the internal laws of the State of New York.
Triton Container International Limited
By:
Name:
Title:

Schedule attached to Note dated ____________ of Triton Container International Limited, payable to the order of ______________.
LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Loan Made	Type of Loan & Applicable Interest Rate	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By

The failure to record the date and amount of any Loan on this schedule shall not limit or otherwise affect the obligations of the Borrower under the Term Loan Agreement or under this Note to repay the principal amount of such Loan together with all interest accruing thereon.

EXHIBIT B
FORM OF BORROWING BASE CERTIFICATE
, 20__
PNC Bank, National Association, as Administrative Agent
PNC Agency Services
PNC Firstside Center
5th Floor
500 First Avenue
Pittsburgh PA 15219
Attention: _______________

Re:    Triton Container International Limited Term Loan Agreement
Ladies and Gentlemen:
Please refer to the Term Loan Agreement dated as of November 30, 2018 among Triton Container International Limited, various lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Term Loan Agreement.
The Borrower certifies that as of ________________ (the “Computation Date”), the computations of the Borrowing Base and other items set forth on Schedule I were true and correct.
The Borrower further certifies and warrants that there has not been any event or circumstance since the Computation Date which would materially reduce the amount of the Borrowing Base [or which would materially change the calculation of the any mandatory prepayment amount shown on Schedule I].
[IF APPLICABLE: Pursuant to Section 6.5 of the Term Loan Agreement, the Borrower further certifies that, to the extent that Schedule I reflects the effect of the use of the proceeds of Loans that will be made pursuant to the current Loan Request (the “Current Proceeds”): (a) the dollar amount of Unsecured Vendor Debt and trade payables incurred in connection with the acquisition of SIA Container Equipment, reduced by such proceeds, was $___________; and (b) the aggregate dollar amount of (i) the current portion of Subordinated Funded Debt, (ii) 20% of the Letter of Credit Outstandings allocable to commercial Letters of Credit and/or (iii) the outstanding principal amount of Total Senior Debt (other than Indebtedness under the Term Loan Agreement) secured by Finance Leases of SIA Container Equipment, SIA Container Equipment and/or Casualty Receivables, reduced by such proceeds, was $____________]
[IF APPLICABLE: The undersigned Authorized Officer represents that (x) the Current Proceeds (or relevant portion thereof) will be used to pay Indebtedness of the type described in Section 6.5(a)(ii)(y), (b)(i), (b)(ii) or (b)(iii) of the Term Loan Agreement and (y) to the extent necessary, this Borrowing Base Certificate was prepared using the Borrower’s good faith reasonable estimates of the information contained herein.]
[Signature on next page.]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered by the undersigned Authorized Officer hereunto duly authorized as of the date first above written.
Triton Container International Limited
By:
Name:
Title:
SCHEDULE I
to Borrowing Base Certificate
Triton Container International Limited
Computation Date:         , 20__
I.    Borrower’s SIA Container Equipment subject to Finance Leases
1.    Net investment of the Borrower in Finance Leases of SIA Container
Equipment                                ________
2.    Margined net investment of the Borrower in Finance Leases of SIA
Container Equipment (Item I.1. multiplied by 80%)        80%    ______
II.     Borrower’s SIA Container Equipment

1.	Original Equipment Cost of the Borrower’s (not including any Subsidiary’s) SIA Container Equipment

2.	Accumulated Depreciation (absolute value)
3.    Less: (A) any lost, stolen or destroyed SIA
Container Equipment that exceeds $250,000
in NBV and has been off-hire and no longer
billed to a lessee for a period in excess of 90 days, and        ________
4.    Less: (B) any spare parts comprising any portion of SIA
Container Equipment                            ________
5.    Less: Unsecured Vendor Debt and trade payables incurred
in the acquisition of such SIA Container Equipment
6.    (Item II.1. - Item II.2.) minus (Item II.3. + Item II.4.)
minus Item II.5.                            ________
7    Margined Net Book Value of the Borrower’s SIA Container
Equipment (Item II.6. multiplied by 83.33%)            83.33%     ______

III.     Casualty Receivables
1.    Book Value of Casualty Receivables from non-Affiliates
outstanding for ≤120 days                    ________
2.    Book Value of Casualty Receivables from Affiliates
outstanding for ≤120 days and ≤ and $5,000,000        ________
3.    Total Book Value of Casualty Receivables
(Item III.1. + Item III.2.)                    ________
4.    Margined Book Value of Casualty Receivables
(Item III.3. multiplied by 80%)                80%        ______

IV.    Total Margined SIA Container Equipment
    (Sum of Items I.2., II.7. and III.4.)                            ______
V.     Liabilities
1.    Current portion of Subordinated Funded Debt                ________
2.    20% of the Letter of Credit Outstandings                    ________
3.    Outstanding principal amount of Total Senior Debt (other
than Item VII.2.) secured by Finance Leases of SIA Container
Equipment, SIA Container Equipment and/or Casualty
Receivables                                    ________

4.    Accrued and unpaid interest on such Total Senior Debt            ________
5.    Liabilities that reduce the Borrowing Base                     ________
    (Sum of Items V.1. through V.4.)                        ________

VI.	BORROWING BASE
The lesser of (i) $1,000,000,000 (as such amount may be increased in accordance with Section 2.8 of the Agreement) and (ii) the total of Item IV. minus Item V.5. ________
VII.    Availability
1.    Aggregate Commitment Amount                    $1,000,000,000
2.    Less: Facility Usage                                ________
3.    Total Availability (Item VII.1. minus Item VII.2.)                ________
4.    Maximum Remaining Availability (Lesser of Items VII.3.
    and VI.)                                    ________
5.    Mandatory Prepayment Amount (if Item VII.2 is greater than the lesser of (x) Item VI and (y) Item VII.1, then prepayment
equals Item VII.2.                                ________

*****
EXHIBIT C
FORM OF LOAN REQUEST

PNC Bank, National Association, as Administrative Agent
PNC Agency Services
PNC Firstside Center
5th Floor
500 First Avenue
Pittsburgh PA 15219
Attention: _______________

Re:    Triton Container International Limited Term Loan Agreement
Gentlemen and Ladies:
Please refer to the Term Loan Agreement, dated as of November 30, 2018, among Triton Container International Limited, various lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Term Loan Agreement.
1.    Request for Loans. Pursuant to Section 2.3 of the Term Loan Agreement, the Borrower irrevocably gives you notice of the Borrowing specified herein:
(a)    Requested Funding Date:             , 20__ (the “Funding Date”).
(b)    Amount of Borrowing: $            .
(c)    Type of Borrowing: LIBOR Rate Loans with an initial Interest Period of _______.
(d)    On the requested Funding Date above, please credit the Borrower’s Account No. ________ with the proceeds of the Loans requested above and wire transfer such amount to: _____________.
(e)    LIBOR Reserve Percentage:            .
2.    Certifications. The Borrower hereby certifies that, both before and after giving effect to the Loans requested hereunder:
(a)    The representations and warranties set forth in Section 9 of the Term Loan Agreement, and in any other agreement or certification given by the Borrower or any Subsidiary or any officer or agent thereof pursuant to the Term Loan Agreement (including the Security and Intercreditor Agreement), were true and correct as of the date made, and such representations and warranties are true and correct in all material respects on the date hereof as if made on the date hereof.
(b)    (i) No Event of Default or Unmatured Event of Default has occurred and is continuing and (ii) the Facility Usage will not exceed the Borrowing Base.
(c)    The Borrower is in compliance with Section 10.6 (Insurance; Reports) of the Term Loan Agreement.
3.    Borrowing Base Certificate. Attached hereto as Schedule I is a true and correct copy of the Borrowing Base Certificate most recently delivered pursuant to Section [IF APPLICABLE: 6.5,] 10.1(d) or 11.1(j) of the Term Loan Agreement, as applicable, dated ______________20__, that sets forth a computation of the Borrowing Base as in effect on such date and demonstrates (a) that such Borrowing Base is sufficient to cover the Loans requested hereby after giving effect to such Loans, (b) the effect of such Loans on the Borrowing Base and (c) that the outstanding Borrowing Base is equal to or greater than zero, after giving effect to such Loans.
The Borrower agrees that if prior to the Funding Date any matter certified herein will not be true and correct at such time as if then made, the Borrower will immediately so notify the Administrative Agent. Except to the extent that prior to the Funding Date the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified herein shall be deemed to be certified by the Borrower on the Funding Date (after giving effect to the Loans and other actions contemplated hereby).
[Signature on next page.]

IN WITNESS WHEREOF, the Borrower has caused this Loan Request to be executed and delivered by the undersigned representatives hereunto duly authorized as of the date first above written.
Triton Container International Limited
By:
Name:
Title:

SCHEDULE I
to Loan Request
Borrowing Base Certificate
[Borrower to attach and deliver completed and signed
Borrowing Base Certificate (in the form of Exhibit B to the Term Loan Agreement).]

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE

____________, 20__
PNC Bank, National Association, as Administrative Agent
PNC Agency Services
PNC Firstside Center
5th Floor
500 First Avenue
Pittsburgh PA 15219
Attention: ______________

Re:    Triton Container International Limited Term Loan Agreement
Gentlemen and Ladies:
Please refer to the Term Loan Agreement, dated as of November 30, 2018, among Triton Container International Limited (“TCIL”), various lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Term Loan Agreement.
The undersigned Authorized Officer hereby certifies as of the date hereof that he/she is the of TCIL, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of TCIL, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Annual Audit Report. Attached hereto as Schedule I are the year-end audited financial statements of TCIL and its Subsidiaries required by Section 10.1(a) of the Term Loan Agreement for the fiscal year of TCIL ended as of (the “Computation Date”), together with the report and opinion of an independent certified public accountant required by such section, in each case in form and substance as set forth in such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
2.    Quarterly Financial Statements. Attached hereto as Schedule I are the unaudited financial statements of TCIL and its Subsidiaries required by Section 10.1(b) of the Term Loan Agreement for the fiscal quarter of TCIL ended as of (the “Computation Date”) in form and substance as set forth in such section. Such financial statements satisfy the requirements set forth in Section 10.1(b) and fairly present the financial condition, results of operations, stockholders’ equity and comprehensive income, and cash flows of TCIL and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
3.    Financial Tests. TCIL certifies and warrants to you that the attached Schedule II sets forth true and correct computations as of the Computation Date of the ratios and/or financial restrictions contained in the Term Loan Agreement.
4.    Income, Cash Flow and Investments Analysis. TCIL certifies and warrants to you that the attached Schedule III sets forth true and correct computations of: (a) Consolidated Net Income; (b) earnings from each Unrestricted Subsidiary as calculated pursuant to the methodology described in the definition of Consolidated Net Income, part (d) excluding, for the avoidance of doubt, any non-cash gain or loss on any interest rate protection agreement or any similar hedging agreement resulting from the requirements of SFAS No. 133 or any similar accounting standard; (c) cash flow attributable to dividends that TCIL received from each Unrestricted Subsidiary; (d) TCIL’s Investment in each Unrestricted Subsidiary under the equity method of accounting; in each case for the fiscal period ended on the Computation Date.
5.    Events of Default. The undersigned has reviewed and is familiar with the terms of the Term Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the condition (financial or otherwise) of TCIL and its Subsidiaries as of the Computation Date and for the accounting period then ended with the purpose of determining whether TCIL was in compliance with the Term Loan Agreement as of such date, and to the best knowledge of the undersigned, no Event of Default or Unmatured Event of Default has occurred and is continuing [, except as described below:].
7.    Container Equipment Report. Attached hereto as Schedule IV is a summary that sets forth, as of the Computation Date, (i) a separate listing of the number and types of Container Equipment owned, rented, leased or managed by the Borrower, (ii) their aggregate Net Book Value, (iii) a separate listing of the Borrower's ten (10) largest customers to date, as measured by Net Book Value of Container Equipment, and (iv) their aggregate original cost (or upon the Administrative Agent’s request during the existence of an Event of Default or Unmatured Event of Default, a detailed report with respect to each unit of Container Equipment then owned by the Borrower and subject to a Long Term Lease its (w) serial or other identifying number, (x) in-service date, (y) Net Book Value (including totals thereof), and (z) original cost (including totals thereof)); it being understood that, unless reasonably requested by the Majority Lenders with reasonable notice, such reports shall be limited to all Revenue Generating Equipment (as defined in the Security and Intercreditor Agreement or, if such term is not defined therein, “Containers” as defined therein) constituting Collateral then owned by the Borrower; together with monthly utilization rate with respect to such Container Equipment in form and detail satisfactory to the Administrative Agent .
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first above written.
Triton Container International Limited
By:
Name:
Title:

SCHEDULE I
to Compliance Certificate
For the Fiscal Quarter/Year ended on    , 20__
(the “Computation Period”)
Financial Statements

SCHEDULE II
to Compliance Certificate
For the Fiscal Quarter/Year ended on _________, 20__ (the “Computation Period”)
I.    Section 10.12: Maximum Funded Debt Ratio
A.    Total Debt                                    _______

B.    Consolidated Tangible Net Worth plus: Borrower’s deferred income
related to sale of Container Equipment to                    _______

    Subsidiaries (CTNW)
C.    Funded Debt Ratio (not to exceed 4.0:1.0) (unless such ratio is amended or otherwise modified under the TCIL Credit Agreement to 4.25 to 1.00 or a less restrictive level, in which
case the required level will be 4.25 to 1.0)                        _______
II.    Section 10.13: Minimum Consolidated Tangible Net Worth
A.    Consolidated Tangible Net Worth plus: Restricted Investments in
Unrestricted Subsidiaries for Section 10.13 Purposes
_______
B.    Which is not less than:                            $855,000,000
Excess: _______
III.     Section 10.14: Minimum Fixed Charge Coverage Ratio

Fiscal Quarter Ended:
		__/__/__	__/__/__	__/__/__	__/__/__	__/__/__
A.	Consolidated Net Income Available for Fixed Charges	________	________	________	________	________
B.	Fixed Charges	________	________	________	________	________
C.	Ratio of Consolidated Net Income Available for Fixed Charges to Fixed Charges	________	________	________	________	________
As determined on the last day of each quarter for the period of six fiscal quarters then ending not to be less than 1.25:1.0 (unless such ratio is amended or otherwise modified under the TCIL
Credit Agreement to 1.15 to 1.0 or a less restrictive level, in which case the required level will be
1.15 to 1.0)

SCHEDULE III to Compliance Certificate
For the Fiscal Quarter/Year ended on __________, 20__ (the “Computation Period”)

A. Consolidated Net Income
Net Income of the Borrower and Its Restricted
Subsidiaries
Less: Gains or Losses (net of Taxes) on
Sales of
Capital Assets Other Than Container
Equipment
Less: Aggregate Gains on Dispositions of Other
Investments and Extraordinary Items of Income
In Excess of Aggregate Losses on such Dispositions and Aggregate Losses on Extraordinary items
Less: Any Non-Cash Gain or Loss Resulting from the Requirements of SFAS 133
Less: Income (Loss) From Unrestricted Subsidiaries
Total

Consolidated Net Income for the Computation Period				$ -

Other
Unrestricted
B. Rollforward of Investment in Unrestricted			Subsidiary
Subsidiary	TCI	TCCI	(If Any)	Total

Investment Balance as of the Prior Fiscal Quarter
Ended December 31, 201[●]

Plus: Income (Loss) From Unrestricted Subsidiaries

Plus: Capital Contribution to Unrestricted Sub.

Less: Cash Flow Attributable to Dividends
from Unrestricted Subsidiaries

Other

Investment Balance as of the Computation	$	$	$ -	$
Date	-	-	-	-

C. SFAS 133 Effects on Income (Loss) From Unrestricted Subsidiaries	TCI	TCCI	(If Any)	Total
Income (Loss) From Unrestricted Subsidiaries
Excluding Effects of SFAS 133	$-	$-	$-	$-
Effects of SFAS 133 on Income (Loss) from Unrestricted Subsidiaries
Income (Loss) From Unrestricted Subsidiaries for the Computation Period Including Effects of SFAS 133
D. Analysis of TCIL’s Other Income - YTD				Total

Management Fee Income

Income (Loss) From Unrestricted Subsidiaries

Other Income (Expense)

TCIL’s Other Income - Year-to-Date				$-

SCHEDULE IV
to Compliance Certificate
Container Equipment Report

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.
1.    Assignor:
2.    Assignee:                             [and is an Affiliate of [identify Lender]]
3.    Borrower:    Triton Container International Limited

4.	Administrative Agent: PNC Bank, National Association, as the administrative agent under the Term Loan Agreement
5.    Term Loan Agreement: The Term Loan Agreement dated as of November 30, 2018 among Triton Container International Limited, the Lenders parties thereto, and PNC Bank, National Association, as Administrative Agent
6.    Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

$	$	___________%
$	$	___________%
$	$	___________%

[7.    Trade Date:                     ]
Effective Date: ____________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment Agreement are hereby agreed to:
ASSIGNOR:
[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted:
PNC BANK, NATIONAL ASSOCIATION, as
Administrative Agent
By:

Title:

[Consented to: Triton Container International Limited
By:
Title:]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Term Loan Agreement (subject to receipt of such consents as may be required under the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is organized under the laws of a jurisdiction other than the United States, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3.    General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart hereof, or a signature page of this Assignment Agreement, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F
SUBORDINATION PROVISIONS APPLICABLE TO
SUBORDINATED FUNDED DEBT
(a)    The indebtedness evidenced by this Subordinated Note and any renewals or extensions hereof, shall at all times be wholly subordinate and junior in right of payment to: (i) the Borrower’s obligations to the “Lenders” defined in, and arising pursuant to, that certain Term Loan Agreement dated as of November 30, 2018 (as amended, restated or otherwise modified from time to time, the “Term Loan Agreement”) among the Borrower, PNC Bank, National Association, as administrative agent, and the lenders signatories thereto, as the same may be amended from time to time, including, without limitation, as to the aggregate credit available thereunder to the Borrower, (ii) any commitment fees payable pursuant to the terms of the Borrower’s senior loan agreements, (iii) obligations incurred in connection with any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement intended to protect the Borrower against fluctuations in the rate of interest on its indebtedness, (iv) reimbursement obligations relating to standby letters of credit issued at the request of the Borrower (and related letter of credit applications) up to an aggregate maximum face amount for all such standby letters of credit of $500,000 (foreign currency denominated standby letters of credit shall be valued in United States currency as at the date of issuance at the issuer’s prevailing exchange rates), and (v) any other funded indebtedness for money borrowed of the Borrower not expressed to be subordinate or junior to any other indebtedness of the Borrower; and any and all extensions or renewals of any such indebtedness in whole or in part in the manner and with the force and effect hereinafter set forth. The indebtedness described in the preceding clauses (i) through (v), including all costs of collection thereof, and post-petition interest thereon, is hereinafter called “Senior Debt”.
1.    In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, relative to the Borrower or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Borrower, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full of all Senior Debt before the holder of this Subordinated Note is entitled to receive any payment on account of principal, premium or interest upon this Subordinated Note, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provisions reflecting the rights conferred in this Subordinated Note upon the Senior Debt and the holders thereof with respect to the subordinate indebtedness represented by this Subordinated Note and the holder hereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of Senior Debt shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of this Subordinated Note.
2.    In the event that any default in the payment of principal or interest shall occur and be continuing with respect to any Senior Debt and the holders of such Senior Debt shall accelerate the maturity thereof, the holder of this Subordinated Note shall not be entitled to receive any payment on account of principal, premium or interest hereon unless payment in full shall have been made of all Senior Debt. Notwithstanding the foregoing provisions of this paragraph, the holders of such Senior Debt shall have the right, on a one-time only basis, by written notice to the holder of this Subordinated Note, to require postponement of the commencement of any actions as a result of such acceleration for a period not to exceed 30 days, and during such 30-day period, the holder of this Subordinated Note shall not take any action or institute any proceeding as a result of such acceleration. Subject to paragraph 1 above, in the event that such a default in payment shall exist and the holders of such Senior Debt shall not have accelerated the maturity thereof, the holder of this Subordinated Note shall not be entitled to receive any payment in excess of the regularly scheduled payments of principal and interest unless payment in full shall have been made of all Senior Debt. Notwithstanding the provisions of the foregoing sentence, and subject to the provisions of paragraph 7 below, prior to the acceleration of the maturity of any Senior Debt, if the holders of such Senior Debt provide written notice of such a payment default (which notice shall state that it is intended to temporarily block payments on the Subordinated Notes) to the Borrower and the holder of this Subordinated Note, then for a period ending upon the earlier of (i) 60 days after receipt of such written notice, or (ii) the date of acceleration of the maturity of any Senior Debt, the holder of this Subordinated Note shall not be entitled to receive any payment on account of principal, premium or interest hereon unless payment in full shall have been made of all Senior Debt, provided that such notice may be given on a one-time only basis.
3.    In the event that any non-payment default (a default other than a default in the payment of principal or interest) shall occur and be continuing with respect to any Senior Debt and the holders of such Senior Debt shall accelerate the maturity thereof, the holder of this Subordinated Note shall not be entitled to receive any payment on account of principal, premium or interest hereon, unless payment in full shall have been made of all Senior Debt. In the event that such a non-payment default shall exist and the holders of such Senior Debt shall not have accelerated the maturity thereof, the holders of this Subordinated Note shall not be entitled to accelerate the maturity of this Subordinated Note unless an event of default permitting such acceleration exists and is continuing (other than a cross default to the non-payment default with respect to such Senior Debt). Notwithstanding the provisions of the foregoing sentence, and subject to the provisions of paragraph 7 below, prior to the acceleration of the maturity of any Senior Debt, if the holders of such Senior Debt provide written notice of such a non-payment default (which notice shall state that it is intended to temporarily block payments on the Subordinated Notes) to the Borrower and the holder of this Subordinated Note, then for a period ending upon the earlier of (i) 120 days after receipt of such written notice, or (ii) the date of acceleration of the maturity of any Senior Debt (the “Block Period”), the holder of this Subordinated Note shall not be entitled to receive any payment on account of principal, premium or interest hereon unless payment in full shall have been made of all Senior Debt. Subject to the provisions of paragraph 1 hereof, after the end of such Block Period the holder of this Subordinated Note may accelerate the maturity hereof if there exists a default which would permit such acceleration. Subject to paragraph 1 above, in the event that such a non-payment default shall exist and the holders of such Senior Debt shall not have accelerated the maturity thereof, the holder of this Subordinated Note shall not be entitled to receive any payment in excess of the regularly scheduled payments of principal and interest unless payment in full shall have been made of all Senior Debt.
4.    Subject to the provisions of paragraphs 1, 2 and 3 above, in the event that any default in the payment of principal or interest shall occur and be continuing with respect to this Subordinated Note, so long as the holders of such Senior Debt shall not have accelerated the maturity thereof, the holder of this Subordinated Note shall have the right to accelerate the maturity of this Subordinated Note provided that written notice thereof shall have been received by the Administrative Agent under the Term Loan Agreement simultaneously with any such acceleration; however, such holder shall not be entitled to receive any payment in excess of the regularly scheduled payments of principal and interest unless payment in full shall have been made on all Senior Debt. Notwithstanding the foregoing provisions of this paragraph, in the event of the acceleration of the maturity of this Subordinated Note, the holders of the Senior Debt shall have the right, on a one-time only basis with respect to any separate payment default on this Subordinated Note, by written notice (which notice shall state that it is intended to temporarily postpone the commencement of any actions as a result of the acceleration of this Subordinated Note) to the holder of this Subordinated Note, to require postponement of the commencement of any actions as a result of such acceleration for a period not to exceed 30 days, and during such 30-day period, the holder of this Subordinated Note shall not take any action or institute any proceeding as a result of such acceleration.
5.    Subject to the foregoing paragraphs 1, 2 and 3 above, in the event that any non-payment default (a default other than a default in the payment of principal or interest) shall occur and be continuing with respect to this Subordinated Note the holders of this Subordinated Note may accelerate the maturity hereof, provided that written notice thereof shall have been received by the Administrative Agent under the Term Loan Agreement simultaneously with any such acceleration, however, the holder of this Subordinated Note shall not be entitled to receive any payment in excess of the regularly scheduled payments of principal and interest hereon unless payment in full shall have been made of all Senior Debt. Notwithstanding the provisions of the foregoing sentence, and subject to the provisions of paragraph 7 below, prior to the acceleration of the maturity of any Senior Debt, if the holders of such Senior Debt provide written notice of such non-payment default (which notice shall state that it is intended to temporarily block actions as a result of acceleration of this Subordinated Note), to the Borrower and the holder of this Subordinated Note, then for a period ending upon the earlier of (i) 90 days after receipt of such written notice, or (ii) the date of acceleration of the maturity of any Senior Debt (the “Postponement Period”), the holder of this Subordinated Note shall postpone the commencement of any actions as a result of the acceleration of this Subordinated Note unless payment in full shall have been made of all Senior Debt. Subject to the provisions of paragraph 1 above, after the end of such Postponement Period the holder of this Subordinated Note may accelerate the maturity hereof if there exists a default which would permit such acceleration.
6.    (a)    No premium or default rate of interest shall accrue or become payable on this Subordinated Note prior to an event of default with respect to this Subordinated Note or the agreement under which it was issued.
(b)    As long as any Senior Debt remains unpaid the holder of this Subordinated Note will not (i) exchange this Subordinated Note for any equity security of the Borrower, (ii) forgive any portion of this Subordinated Note, (iii) accept any collateral to secure the indebtedness of the Borrower under this Subordinated Note, or (iv) receive any optional prepayment with respect to this Subordinated Note if such prepayment would constitute an event of default with respect to any Senior Debt.
7.    Anything in the foregoing subordination provisions to the contrary notwithstanding, during any 360-day period:
(i)    no more than one Block Period or Postponement Period may be called by the holders of Senior Debt;
(ii)    the maximum aggregate number of days (whether or not consecutive) for which payments under the Subordinated Notes may be blocked pursuant to clause (i) of paragraph 2 and the Block Period is 120 days (for example, if a 60-day period under clause (i) of paragraph 2 has been called, the maximum Block Period that may be called within a 360-day period is 60 days; conversely, if a 120-day Block Period has already been called during such 360-day period no additional blockage under said clause (i) of paragraph 2 shall be available); and
(iii)    the maximum aggregate number of days (whether or not consecutive) for which payments under the Subordinated Notes may be blocked pursuant to clause (i) of paragraph 2 and the Postponement Period is 90 days (for example, if a 60-day period under clause (i) of paragraph 2 has been called, the maximum Postponement Period that may be called within a 360-day period is 30 days; conversely, if a 90-day Postponement Period has already been called during such 360-day period, no additional blockage under said clause (i) of paragraph 2 shall be available).
No present or future holder of Senior Debt shall be prejudiced in his right to enforce subordination of this Subordinated Note by any act or failure to act on the part of the Borrower. The provisions of this Subordinated Note are solely for the purpose of defining the relative rights of the holders of Senior Debt on the one hand and the holder of this Subordinated Note on the other hand and nothing herein shall impair as between the Borrower and the holder of this Subordinated Note the obligation of the Borrower, which is unconditional and absolute, to pay to the holder hereof the principal, premium, if any, and interest hereon in accordance with its terms, nor shall anything herein prevent the holder of this Subordinated Note from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights, if any, under this Subordinated Note of holders of Senior Debt to receive cash, property or securities otherwise payable or deliverable to the holder of this Subordinated Note.
In the event any payment or distribution of any kind or character, whether in cash, property or securities, shall be made upon or in respect of any Subordinated Note in contravention of any of the provisions of this Section ___ such payment or distribution shall be paid over by the holder or holders of the Subordinated Notes receiving the same to the holders of outstanding Senior Debt for pro rata application in payment thereof, unless and until such Senior Debt shall have been paid or satisfied in full.
Any notice from the holders of Senior Debt permitted by paragraphs 2, 3, 4 or 5 hereof must be in writing and shall be executed by the holders of not less than 66 2/3% of the aggregate principal amount of all Senior Debt then outstanding.
The Borrower agrees, for the benefit of the holders of Senior Debt, that in the event that this Subordinated Note or any portion hereof shall become due and payable before its expressed maturity for any reason other than the mere passage of time (a) the Borrower will give prompt notice in writing of such happening to the holders of Senior Debt and (b) any and all Senior Debt shall forthwith become immediately due and payable upon demand by the holders thereof, regardless of the expressed maturity thereof.
Each and every holder of this Subordinated Note by acceptance hereof shall undertake and agree for the benefit of each holder of Senior Debt to execute, verify, deliver and file any proofs of claim, consents, assignments or other instruments which any holder of Senior Debt may at any time require in order to prove and realize upon any rights or claims pertaining to this Subordinated Note and to effectuate the full benefit of the subordination contained herein, and upon failure of the holder of this Subordinated Note to do so, any such holder of Senior Debt shall be deemed to be irrevocably appointed the agent and attorney-in-fact of the holder of this Subordinated Note to execute, verify, deliver and file any such proofs of claim, consents, assignments or other instruments.
By accepting this Subordinated Note, each holder hereof shall agree to honor its agreements set forth in this Section ___ as such agreements relate to current and future holders of Senior Debt notwithstanding any and all other rights and remedies it may have against the Borrower pursuant to any other provision of this Agreement.

EXHIBIT G
FORM OF OPTIONAL PREPAYMENT NOTICE
[INSERT DATE]
PNC Bank, National Association, as Administrative Agent
PNC Agency Services
PNC Firstside Center
5th Floor
500 First Avenue
Pittsburgh PA 15219
Attention: _____________

Re:    Triton Container International Limited Term Loan Agreement
Gentlemen and Ladies:

Please refer to the Term Loan Agreement dated as of November 30, 2018 among Triton Container International Limited, various lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Term Loan Agreement.
[IF PREPAYMENT IS TO BE MADE ON A PAYMENT DATE INCLUDE THE FOLLOWING: We are in receipt of the invoice from the Administrative Agent, dated [________], with respect to the payments due under the Term Loan Agreement on [INSERT PAYMENT DATE]. We hereby advise you that we intend to remit to the Administrative Agent on [INSERT PAYMENT DATE] the amount of $[__________], to be applied as follows:
1.    Apply $[principal amount on invoice] against principal due on [INSERT PAYMENT DATE];
2.    Apply $[interest amount on invoice] for accrued interest due on [INSERT PAYMENT DATE]; and
3.    Apply $[optional Prepayment amount] against the aggregate principal balance as further described below]]
Pursuant to Section 6.2(b) of the Term Loan Agreement, the Borrower gives you notice that it intends to make an optional prepayment of the Loans as follows:
(a)    Date of Optional Prepayment: _____________, 20__.
(b)    Amount of Optional Prepayment in aggregate (component amounts set forth below): $[optional Prepayment amount].
(i)    Amount of the principal balance to be prepaid: $__________________.
(ii)    Amount of accrued interest to be prepaid with respect to the principal balance prepaid pursuant to the preceding clause (b)(i): $_________________.
(iii)    Any other applicable amount(s) payable pursuant to Section 7.1, Section 7.4 or Section 7.3 of the Term Loan Agreement with respect to the principal balance prepaid pursuant to the preceding clause (b)(i): $________________.
The Borrower hereby confirms that the foregoing optional prepayment is being made in accordance with the provisions of Section 6.2 of the Term Loan Agreement.
[Signature on next page.]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this notice as of the date first above written.
Triton Container International Limited
By:
Name:
Title:

EXHIBIT H-1

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Please refer to the Term Loan Agreement dated as of November 30, 2018 among Triton Container International Limited, various lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Term Loan Agreement.
Pursuant to the provisions of Section 7.6(g)(ii)(2)(c) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT H-2

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Please refer to the Term Loan Agreement dated as of November 30, 2018 among Triton Container International Limited, various lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Term Loan Agreement.
Pursuant to the provisions of Sections 7.6(g)(ii)(2)(c) and 14.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT H-3

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Please refer to the Term Loan Agreement dated as of November 30, 2018 among Triton Container International Limited, various lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Term Loan Agreement.
Pursuant to the provisions of Sections 7.6(g)(ii)(2)(d) and 14.10 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT H-4

[U.S. Tax Compliance Certificate]

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Please refer to the Term Loan Agreement dated as of November 30, 2018 among Triton Container International Limited, various lenders party thereto and PNC Bank, National Association, as Administrative Agent (as amended or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used but not defined herein have the respective meanings set forth in the Term Loan Agreement.
Pursuant to the provisions of Section 7.6(g)(ii)(2)(d) of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name: